U.S. Offer to Purchase for Cash
An Aggregate of 127,950,001 Series B Shares, including American Depositary Shares (each ADS representing ten Series B Shares)
of
GRUPO AEROPORTUARIO DEL SURESTE, S.A.B. DE C.V.
(SOUTHEAST AIRPORT GROUP)
at the U.S. Dollar Equivalent of
Mexican Pesos 56.00 Per Series B Share
and
Mexican Pesos 560.00 Per American Depositary Share
by
Agrupación Aeroportuaria Internacional II, S.A. de C.V.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:30 A.M., NEW YORK CITY TIME (8:30 A.M., MEXICO CITY TIME) ON JUNE 12, 2007 UNLESS THE U.S. OFFER IS EXTENDED.

Agrupación Aeroportuaria Internacional II, S.A. de C.V., a sociedad anónima de capital variable (“Purchaser”) organized and existing under the laws of the United Mexican States (“Mexico”) and a subsidiary of Agrupación Aeroportuaria Internacional I, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of Mexico (“AAI-1”), which was formed by Mr. Fernando Chico Pardo (“Mr. Chico”), an individual and citizen of Mexico, is offering in the United States (the “U.S. Offer”) to purchase for cash, together with a parallel offer taking place in Mexico (described below), an aggregate of 127,950,001 of the outstanding series B shares (“Series B Shares”), including by purchase of American Depositary Shares, each representing 10 Series B Shares (“ADSs” and collectively with the Series B Shares, the “Securities”), of Grupo Aeroportuario del Sureste, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of Mexico (“Asur”). References to “we” and “our” in this U.S. Offer to Purchase (“Offer to Purchase”) refer collectively to Purchaser and AAI-1. As reported in Asur’s annual report on Form 20-F for the year ended December 31, 2005, filed with the Securities and Exchange Commission on June 29, 2006 (“Asur’s Annual Report”), Asur has 255,000,000 Series B Shares (including the Series B Shares underlying the ADSs) and 45,000,000 series BB shares (“Series BB Shares”) outstanding. Simultaneously with the U.S. Offer, Purchaser is offering in Mexico to purchase 127,950,001 of the outstanding Series B Shares of Asur for the same price and on substantially the same terms as the Securities in the U.S. Offer (the “Mexican Offer”, and collectively with the U.S. Offer, the “Offers”). Mr. Chico (through Series B Shares and ADSs) owns approximately 2.9% of the outstanding Series B Shares. Mr. Chico intends to tender, subject to the proration rules (described below), all of his Securities pursuant to the Offers. In the aggregate, Purchaser is offering to purchase no more than 127,950,001 Series B Shares (including by purchase of ADSs, each ADS representing 10 Series B Shares) in the Offers, including any Securities tendered by Mr. Chico. If valid tenders of Securities are received in the Offers exceeding 127,950,001 of the Series B Shares (including the Series B Shares underlying the ADSs), proration rules will apply in the Offers as set forth in “THE U.S. OFFER — Acceptance for Payment” of this Offer to Purchase. The Series B Shares (including Series B Shares underlying the ADSs) sought in the Offers represent approximately 42.65% of the total issued and outstanding capital stock of Asur and will represent approximately 46.18% of the Series B Shares (including Series B Shares underlying the ADSs) after giving effect to the Offers and the Conversion (described below). In addition, after expiration of the Offers, provided that none of the Offer Conditions (described below) shall have occurred and be continuing or if so, such Offer Conditions shall have been waived, Mr. Chico expects to acquire an additional 7.35% of the outstanding capital stock of Asur through a corporate reorganization of Inversiones y Técnicas Aeroportuarias, S.A. de C.V., a sociedad anónima de capital variable organized and existing under the laws of Mexico (“ITA”), of which Mr. Chico owns 51%.

The U.S. Offer is open to all holders of ADSs, including Mexican resident holders, and all holders of Series B Shares who are not Mexican resident holders. All non-Mexican resident holders of Series B Shares may tender their Series B Shares into either the U.S. Offer or the Mexican Offer but not both. Mexican resident holders of Series B Shares may only tender their Series B Shares into the Mexican Offer.

Notwithstanding any provision of the U.S. Offer, we will not be required to accept any Securities for payment, or pay for any Securities, that have been tendered pursuant to the U.S. Offer, if any of the conditions to the U.S. Offer set forth in this Offer to Purchase in the section “THE U.S. OFFER — Certain Conditions to the U.S. Offer” (collectively, the “Offer Conditions”) shall have occurred and be continuing (and shall not have been waived) as of the Expiration Date (defined below), including, but not limited to, the following: (i) AAI-1 shall have failed to receive proceeds under the Debt Financing (defined below) contemplated by its binding debt commitment from a bank syndicate arranged by Citigroup Global Markets Inc. (“Citigroup”) that, in addition to pre-equity capital to be provided to AAI-1 by Mr. Chico, is sufficient to provide the cash consideration for the Offers; (ii) Purchaser shall not have received in the Offers valid and not withdrawn tenders for Series B Shares (including the Series B Shares underlying the ADSs), in the aggregate, at least equal to 127,950,001 Series B Shares (including Series B Shares underlying the ADSs); or (iii) Asur or Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental, public, judicial, legislative or regulatory authority or agency or other party which is necessary to consummate the Offers and the other transactions contemplated by Purchaser, AAI-1 and Mr. Chico.

We understand that on May 11, 2007, Asur’s board of directors reviewed the terms of the U.S. Offer and Mexican Offer and, in accordance with Mexican law and Asur’s bylaws, approved the consummation of the Offers (subject to the conditions contained therein). In accordance with Mexican law, the board of directors of Asur has rendered an opinion as to the fairness of the price to be paid to tendering holders in the Offers and has found such price to be fair. In addition, pursuant to Rule 14e-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), Asur, within 10 U.S. business days of the commencement date of the U.S. Offer, is required to provide the holders of Securities with a statement of its position with respect to the U.S. Offer.

NO DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE U.S. OFFER, OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE (INCLUDING THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE). IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY PURCHASER.

THE U.S. OFFER DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF ASUR TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, COMMONLY KNOWN AS THE “SEC”, OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES, OR THE COMISION NACIONAL BANCARIA Y DE VALORES OF MEXICO, COMMONLY KNOWN AS THE “CNBV”, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION PASSED UPON THE FAIRNESS OR MERITS OF THE U.S. OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

For assistance in connection with the U.S. Offer, please contact Georgeson, Inc. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase and the related ADS Letter of Transmittal (the “ADS Letter of Transmittal”), Share Form of Acceptance (the “Acceptance Letter”) and Notice of Guaranteed Delivery (the “Notice of

Guaranteed Delivery”) may be obtained from the Information Agent, or brokers, dealers, commercial banks or trust companies acting as your nominees.

The Dealer Manager is:

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010-3629
U.S.: (800) 318-8219
International: (212) 538-4581

The Exclusive Financial Advisors are:

Promecap, S.C.	Credit Suisse Securities (USA) LLC

The date of this Offer to Purchase is May 14, 2007.

IMPORTANT INFORMATION

Tenders by Holders of Series B Shares.  If you hold Series B Shares and you desire to tender all or any portion of your Series B Shares in the U.S. Offer, you must do so by book-entry transfer as described in this Offer to Purchase. If you hold Series B Shares in certificated form you should promptly contact a broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., commonly known as “Indeval”, a privately-owned central securities depositary that acts as clearing house, depositary, custodian, settlement, transfer and registration institution for the Bolsa Mexicana de Valores, S.A. de C.V. (the “Mexican Stock Exchange”), and arrange for the holding by such nominee of the Series B Shares on your behalf in book-entry form. In order for a book-entry transfer to constitute a valid tender of your Series B Shares in the U.S. Offer, the Series B Shares must be tendered by your nominee who is an Indeval participant into the Indeval account of BBVA Bancomer, S.A. (“Bancomer”) for the account of The Bank of New York (the “U.S. Receiving Agent”) (Reference: The Bank of New York — Asur Share Tender Account #4001595-0). The U.S. Receiving Agent must receive a properly completed and duly executed Acceptance Letter from the Indeval participant who tendered your Series B Shares into its account prior to the date and time on which the U.S. Offer actually expires (the “Expiration Date”). For more information see “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of Series B Shares”.

Tenders by Holders of ADSs.  If you hold ADSs and you desire to tender all or any portion of the ADSs you hold, you should either (a) complete and sign the ADS Letter of Transmittal or a copy thereof in accordance with the instructions contained in the ADS Letter of Transmittal and mail or deliver the ADS Letter of Transmittal, with original signatures, together with the American Depositary Receipts (the “ADRs”) evidencing tendered ADSs and all other required documents to the U.S. Receiving Agent or tender such ADSs pursuant to the procedure for book-entry transfer set forth under the caption “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs”, or (b) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such person if you desire to tender such ADSs. If you desire to tender ADSs, and the ADRs evidencing such ADSs are not immediately available and you cannot deliver such ADRs and all other required documents to the U.S. Receiving Agent by the Expiration Date or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such ADSs pursuant to the guaranteed delivery procedure set forth under the caption “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs”.

Settlement of U.S. Offer Price.  The cash consideration for the Securities accepted for payment pursuant to the U.S. Offer will be converted by the Purchaser, through a conversion agent (the “Conversion Agent”), from Mexican pesos into U.S. dollars using the following formula:

Share Price* Share Quantity
USD	=	USD/MXNRate

Where:

“Share Price” is the consideration for each Series B Share or ADS (MXP $56.00 per Series B Share and MXP $560.00 per ADS, respectively);

“Share Quantity” is the number of Series B Shares or ADSs you tender into the U.S. Offer;

“USD/MXN Rate” is the U.S. dollar/Mexican peso “ask” rate plus a 0.0050 spread (the “Spread”) published by WMR/Bloomberg, function <WMCO>, at 11:00 a.m. New York City time two days prior to the settlement date of the U.S. Offer (the “Applicable Exchange Rate”).

The Conversion Agent will remit the so converted U.S. dollar purchase price to the U.S. Receiving Agent. The U.S. Receiving Agent will remit the U.S. dollar purchase price to holders of Securities who tendered into the U.S. Offer. You will bear all exchange rate risks and costs. In effect, you will pay to the Conversion Agent a conversion fee equivalent to the Spread for the Series B Shares and ADSs that you tender into the U.S. Offer and is accepted for payment. Neither we nor the Conversion Agent are responsible for the Conversion Agent in fact being able to convert the Mexican pesos it received for U.S. dollars as a result of exchange controls or otherwise, or for the exchange rate at which such conversion ultimately occurs. If you hold Series B Shares and wish to receive Mexican pesos for your Series B Shares instead of U.S. dollars, you should tender your Series B Shares in the Mexican Offer. See Annex II to this Offer to Purchase for a description of the procedures for participating in the Mexican Offer.

The term “U.S. business day” as used in this Offer to Purchase means any day other than Saturday, Sunday or a U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The term “Mexican business day” means any day other than Saturday, Sunday or a legal holiday in Mexico, consisting of the time period from 12:01 a.m. through 12:00 midnight, Mexico City time.

FOREIGN CURRENCY

In this document, references to “United States dollars”, “U.S. dollars”, “U.S. $”, “$” or “dollars” are to U.S. currency and references to “Mexican pesos”, “pesos”, “MXP $” or “Ps. $” are to Mexican currency. Solely for the convenience of the reader, certain peso amounts have been translated into dollars at specified rates. These translations should not be construed as representations that the Mexican peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. On May 10, 2007, the last practicable trading day prior to printing this Offer to Purchase, the “Tipo de cambio para solventar obligaciones denominadas en moneda extranjera pagaderas en la República Mexicana” exchange rate between Mexican pesos and U.S. dollars reported by Banco de México (the “Quoted Exchange Rate”) for the exchange of Mexican pesos and U.S. dollars was Ps. $10.8178 to U.S. $1.00.

FORWARD LOOKING STATEMENTS

This Offer to Purchase contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward-looking statements made in this Offer to Purchase are subject to risks and uncertainties. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes”, “plans”, “anticipates”, “estimates”, “expects”, “intends”, “seeks” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offers and our plans with respect to Asur, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Asur, economic and market factors and the industry in which Asur does business, among other things. You should not place undue reliance on forward-looking statements, which are based on current expectations, since, while Purchaser believes the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove accurate. This cautionary statement is applicable to all forward-looking statements contained in this Offer to Purchase and the material accompanying this Offer to Purchase. These statements are not guarantees of future performance. All forward-looking statements included in this Offer to Purchase are made as of the date on the front cover of this Offer to Purchase and, unless otherwise required by applicable law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

v

SUMMARY TERM SHEET

In the U.S. Offer, Purchaser is offering to purchase 127,950,001 of the outstanding Series B Shares, including by purchase of ADSs (each ADS representing ten Series B Shares),

•	at the U.S. dollar equivalent of Ps. $560.00 per ADS for ADSs tendered by all holders, and

•	at the U.S. dollar equivalent of Ps. $56.00 per Series B Share for Series B Shares tendered by persons who are not Mexican residents,

in each case in cash, less any withholding taxes, if applicable, and without interest thereon.

We reserve the right to adjust the amount paid for the Securities tendered in the U.S. Offer for any dividends paid or having a record date during the duration of the U.S. Offer, in which event the U.S. Offer will be extended as required by applicable laws and regulations. We also reserve the right to extend the time for which the U.S. Offer will remain open for any such adjustment. Simultaneously with the U.S. Offer, through the Mexican Offer, Purchaser is offering to purchase an aggregate of 127,950,001 of the outstanding Series B Shares. In the aggregate, Purchaser is offering to purchase no more than 127,950,001 Series B Shares (including by purchase of ADSs, each ADS representing 10 Series B Shares) in the Offers, including any Securities tendered by Mr. Chico. The Series B Shares (including Series B Shares underlying the ADSs) sought in the Offers represent approximately 42.65% of the total issued and outstanding capital stock of Asur and will represent approximately 46.18% of the Series B Shares (including Series B Shares underlying the ADSs) after giving effect to the Offers and the Conversion (described below). In addition, after expiration of the Offers, provided that none of the conditions of the Offers shall have occurred and be continuing or if so, such Offer Conditions shall have been waived, Mr. Chico expects to acquire an additional 7.35% of the outstanding capital stock of Asur through a corporate Reorganization of ITA (defined and described below), of which Mr. Chico owns 51%.

The following are some of the questions you, as a holder of ADSs or a non-Mexican resident holder of Series B Shares, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying ADS Letter of Transmittal, Acceptance Letter, and Notice of Guaranteed Delivery because information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the ADS Letter of Transmittal.

Who is offering to buy my Securities?

Agrupación Aeroportuaria Internacional II, S.A. de C.V. (referred to in this Offer to Purchase as “Purchaser”) is offering to buy the Securities. Purchaser is a Mexican corporation (sociedad anónima de capital variable) formed to serve as an acquisition vehicle for AAI-1 for the purpose of making the Offers, with no current operations other than those incidental to the commencement of the Offers. Purchaser’s address is Bosque de Alisos 47A-3, Bosques de las Lomas, CP 05120, Mexico D.F., Mexico and its telephone number at such office is: +52 55 1105 0800. All of Purchaser’s issued and outstanding capital stock, except for one share, is owned by AAI-1. AAI-1 is a Mexican corporation (sociedad anónima de capital variable) formed by Mr. Chico for the purposes of forming Purchaser and consummating a certain corporate Reorganization of ITA (as defined and described below). AAI-1’s address is Bosque de Alisos 47A-3, Bosques de las Lomas, CP 05120, Mexico D.F., Mexico and its telephone number at such address is +52 55 1105 0800. All of AAI-1’s issued and outstanding shares, except for one share, are owned by Mr. Chico. Mr. Chico’s business address is c/o Promecap, S.C., Bosque de Alisos No. 47A-3, Bosques de las Lomas, CP 05120, Mexico, D.F., Mexico and his business telephone at such office is: +52 55 1105 0800. Mr. Chico is a citizen of Mexico. Mr. Chico is also the Chairman of the board of directors of Asur and currently serves as the Chief Executive Officer (“CEO” or Director General) of Asur.

What are the classes and amounts of Securities sought in the Offers?

The capital stock of Asur is variable and consists of two portions, a fixed portion and a variable portion. Both portions of the capital stock are divided into two series of shares, Series B Shares and Series BB Shares. Series B Shares are registered in Mexico. Asur also has American Depositary Shares, or ADSs, which are publicly traded and listed on the New York Stock Exchange (“NYSE”). Each ADS represents 10 Series B Shares. Both Series B Shares and ADSs are registered in the United States. As reported in Asur’s Annual Report, Asur has 255,000,000 Series B Shares (including the Series B Shares underlying the ADSs) and 45,000,000 Series BB Shares outstanding.

In the U.S. Offer, we are offering to purchase 127,950,001 of the outstanding Series B Shares (including Series B Shares represented by ADSs). The Series B Shares (including Series B Shares underlying the ADSs) sought in the Offers represent approximately 42.65% of the total issued and outstanding capital stock of Asur and will represent approximately 46.18% of the Series B Shares (including Series B Shares underlying the ADSs) after giving effect to the Offers and the Conversion (described below). In addition, after expiration of the Offers, provided that none of the Offer Conditions shall have occurred and be continuing or if so, such Offer Conditions shall have been waived, Mr. Chico expects to acquire an additional 7.35% of the outstanding capital stock of Asur through a corporate Reorganization of ITA (defined and described below), of which Mr. Chico owns 51%. Simultaneously with the commencement of the U.S. Offer, through the Mexican Offer, Purchaser is offering to purchase an aggregate of 127,950,001 of the outstanding Series B Shares of Asur in Mexico. In the aggregate, Purchaser is offering to purchase no more than 127,950,001 Series B Shares (including by purchase of ADSs, each ADS representing 10 Series B Shares) in the Offers, including any Securities tendered by Mr. Chico. The U.S. Offer and the Mexican Offer will close simultaneously on the same day. All holders of ADSs, including Mexican resident holders, may only tender their ADSs into the U.S. Offer. All non-Mexican resident holders may tender their Series B Shares in the U.S. Offer or the Mexican Offer but not both. However, Mexican resident holders may only tender their Series B Shares into the Mexican Offer. For more information, please see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date”.

How much is Purchaser offering to pay for my Securities and what is the form of payment?

In the U.S. Offer we are offering to pay (1) each Series B Share holder the U.S. dollar equivalent of Ps. $56.00 per Series B Share tendered by persons who are not Mexican residents and (2) each ADS holder the U.S. dollar equivalent of Ps. $560.00 per ADS tendered by any ADS holder, in each case, in cash, less any withholding taxes, if applicable, and without interest thereon.

The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price based on the Applicable Exchange Rate.

We reserve the right to adjust the amount paid for the Securities tendered in the U.S. Offer for any dividends paid or having a record date during the duration of the U.S. Offer, in which event the U.S. Offer will be extended as required by applicable laws and regulations. We also reserve the right to extend the time for which the U.S. Offer will remain open for any such adjustment.

Do I have to pay brokerage fees if I choose to tender my Securities?

If you are the record owner of ADSs subject to the U.S. Offer and you tender your ADSs in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Series B Shares or ADSs through a broker or other nominee, and your broker tenders your Series B Shares or ADSs on your behalf, your broker or nominee may charge you a fee for doing so. If you are the record owner of Series B Shares, you must tender by book-entry delivery through an Indeval participant. You should consult your broker or nominee to determine whether any charges will apply. For more information, see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date”.

Is the offering price above or below the recent market price of the Securities?

The offering price represents a premium of 14.6% above the one month volume weighted average price of the ADSs and 15.0% above the one month volume weighted average price of the Series B Shares as of the last trading day before we announced our intention to commence the U.S. Offer to the board of directors of Asur, a premium of 12.4% above the closing price of the ADSs and 12.9% above the closing price of the Series B Shares as of the last trading day before we announced our intention to commence the U.S. Offer to the board of directors of Asur, and a premium of 5.3% above the market price of the ADSs on May 10, 2007 and 4.9% above the market price of the Series B Shares on May 10, 2007.

On March 28, 2007, the last trading day before we announced our intention to commence the U.S. Offer to the board of directors of Asur, the closing price of ADSs reported on the NYSE was U.S. $44.98, or Ps. $498.44, per ADS, using the Quoted Exchange Rate of Ps. $11.0813 per U.S. $1.00 on March 28, 2007. On May 10, 2007, the last practicable trading day prior to printing this Offer to Purchase, the closing price of ADSs reported on the NYSE was U.S. $49.15, or Ps. $531.69, per ADS, using the Quoted Exchange Rate of Ps. $10.8178 to U.S. $1.00 on May 10, 2007.

On March 28, 2007, the last trading day before we announced our intention to commence the U.S. Offer to the board of directors of Asur, the closing price of the Series B Shares reported on the Mexican Stock Exchange was Ps. $49.61, or U.S. $4.48, per Series B Share, using the Quoted Exchange Rate of Ps. $11.0813 to U.S. $1.00 on March 28, 2007. On May 10, 2007, the last practicable trading day prior to printing this Offer to Purchase, the closing price of the Series B Shares reported on the Mexican Stock Exchange was Ps. $53.36, or U.S. $4.93, per Series B Share, using the Quoted Exchange Rate of Ps. $10.8178 to U.S. $1.00 on May 10, 2007.

Purchaser is offering to pay the U.S. dollar equivalent of Ps. $560.00 per ADS and the U.S. dollar equivalent of Ps. $56.00 per Series B Share, in each case, in cash, less any withholding taxes, if applicable, and without interest thereon, which as of May 10, 2007 was equal to approximately U.S. $51.77 per ADS and approximately U.S. $5.18 per Series B Share using the Quoted Exchange Rate of Ps. $10.8178 to U.S. $1.00 on May 10, 2007.

Purchaser encourages you to obtain a recent quotation for the Securities of Asur in deciding whether to tender your Securities. For recent trading prices of the Securities, see “INFORMATION REGARDING ASUR”.

How will payment be made for the Securities I tender?

The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of Ps. $56.00 per Series B Share and the U.S. dollar equivalent of Ps. $560.00 per ADS, based on the Applicable Exchange Rate. The purchase price for the Series B Shares tendered in the Mexican Offer will be Ps. $56.00 and will be paid in Mexican pesos. If the Mexican Offer is amended to increase or decrease the price offered for the Series B Shares, we will make a corresponding amendment to increase or decrease the price offered for the Securities in the U.S. Offer.

For purposes of the U.S. Offer, we will be deemed to have accepted for payment tendered Securities when and if we give written notice to the U.S. Receiving Agent of our acceptance of the tenders of such Securities. Payment for Securities accepted for payment pursuant to the U.S. Offer will be made from funds made available to the U.S. Receiving Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on your behalf with The Depository Trust Company, commonly known as “DTC”. Payments for certificated ADSs and Series B Shares will be made by check to the tendering ADS holder and, in the case of the Series B Shares, to the Indeval participant. In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent of all the documents required to effect a tender, duly signed and executed by you or your nominee. For more information regarding acceptance of tendered Securities for payment, see “THE U.S. OFFER — Acceptance for Payment”.

Does Purchaser have the financial resources to make payment?

Yes. Purchaser has obtained a pre-funded equity commitment from AAI-1 to provide a total of MXP $7,165,200,056 (the “Purchaser Pre-Funded Equity”). AAI-1 has obtained debt financing commitments from a bank syndicate arranged by Citigroup to provide, subject to certain conditions, a senior secured multi-currency acquisition facility of MXP $5,667,000,000 (the “Debt Financing”). The Debt Financing will be subject to certain conditions specific to the Offers, as well as customary conditions with respect to the draw down. AAI-1 has also obtained a pre-equity funding commitment from Mr. Chico to provide a total of MXP $1,498,200,056 (the “AAI-1 Pre-Funded Equity”). Purchaser has arranged for sufficient funds to complete the Offers through the Purchaser Pre-Funded Equity (which, in turn is to be provided through the Debt Financing and the AAI-1 Pre-Funded Equity). The Offers are contingent on AAI-1 having received proceeds from the Debt Financing that, together with the AAI-1 Pre-Funded Equity, is sufficient to provide the cash consideration to complete the Offers. The total value of the consideration required to purchase the 127,950,001 Securities sought in the Offers is estimated to be approximately MXP $7,165,200,056. For additional details on the Debt Financing, Purchaser Pre-Funded Equity and AAI-1 Pre-Funded Equity, see “SOURCE AND AMOUNT OF FUNDS”.

When will I be paid for the Securities I tender?

Purchaser expects to pay for the Securities tendered into the U.S. Offer as promptly as practicable after the Expiration Date if none of the Offer Conditions shall have occurred and be continuing or if so, such Offer Conditions shall have been waived, on or prior to the Expiration Date. We expressly reserve the right, in our sole discretion, to delay acceptance for payment of, or payment for, Securities in order to comply, in whole or in part, with any applicable law. Any such delays will be effected in compliance with the rules promulgated under the Exchange Act, which obligate a bidder to pay for or return tendered securities promptly after termination or withdrawal of such bidder’s offer.

However, if proration of tendered shares is required, we do not expect to announce the final results of proration until three NYSE trading days after the Expiration Date and pay for any Securities tendered until six NYSE trading days after the Expiration Date. This is because we will not know the precise number of Securities properly tendered until all supporting documentation for those tenders are reviewed and guaranteed deliveries are made. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Securities may obtain this preliminary information from the Information Agent at its telephone number set forth on the back cover of this Offer to Purchase.

Does Purchaser, AAI-1 or Mr. Chico currently own any amount of Asur’s securities?

Purchaser and AAI-1 do not own any of Asur’s securities. Mr. Chico (through Series B Shares and ADSs) owns 7,500,010 Series B Shares, representing approximately 2.9% of the outstanding Series B Shares (including Series B Shares underlying the ADSs) of Asur, or 2.5% of Asur’s total outstanding capital stock. In addition, Mr. Chico is the indirect owner of 7.65% of the outstanding capital stock of Asur through his ownership of 51% of the outstanding capital stock of ITA, which owns 45,000,000 Series BB Shares through a trust, which Series BB Shares represent 15% of Asur’s total outstanding capital stock. Asur’s bylaws also provide ITA with certain veto rights with respect to certain corporate actions provided that ITA continues to own Series BB Shares representing at least 7.65% of Asur’s capital stock. Mr. Chico intends to tender all of his Securities into the Offers and will be subject to proration if more than 127,950,001 of the outstanding Series B Shares (including Series B Shares underlying the ADSs) are validly tendered into the Offers.

Why is there a separate Mexican Offer?

Asur is a publicly traded limited liability corporation with variable stock (sociedad anónima bursátil de capital variable) organized under the laws of Mexico. Asur’s Series B Shares are registered in Mexico and its Series B Shares and ADSs are registered in the United States. The Series B Shares trade in Mexico on the Mexican Stock Exchange and the ADSs trade in the United States on the NYSE. This transaction to purchase Asur’s securities is governed by the rules and regulations of the CNBV and subject to Mexico’s General Rules Applicable to Disclosable Stock Acquisitions and Public Tender Offers and Issuers of Securities and Other Participants in the Stock Exchange, as amended, which require that a tender offer for shares of a company be made in compliance with prescribed Mexican tender offer procedures. Asur also has securities registered in the U.S. and, therefore, such a tender offer also must comply with certain U.S. requirements. Accordingly, under these circumstances we are required to make separate offers, one in the United States and one in Mexico.

The terms and conditions of the Offers are the same in all material respects. We do not believe there are any material advantages or disadvantages to tendering Series B Shares in the Mexican Offer compared to tendering in the U.S. Offer.

What is the purpose of the Offers?

The purpose of the Offers, along with the subsequent Reorganization of ITA (as defined and described below), is for Mr. Chico to increase and consolidate his direct holdings of Asur in a tax efficient way, while maintaining a public market for the Securities. See “OUR PLANS FOR ASUR”.

Who can participate in the U.S. Offer?

All holders of ADSs, including Mexican resident holders, may tender their ADSs in the U.S. Offer only. Holders of Series B Shares who are not Mexican residents may tender their Series B Shares into either the U.S. Offer or the Mexican Offer but not both. Mexican residents may tender their Series B Shares into the Mexican Offer only. For more information, see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date”.

Who can participate in the Mexican Offer?

All holders may tender their Series B Shares in the Mexican Offer. Holders of Series B Shares who are Mexican residents may tender their Series B Shares in the Mexican Offer only. Holders of Series B Shares who are not Mexican residents may tender their Series B Shares into both the U.S. Offer and the Mexican Offer but not both. For more information, see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date”.

If you hold Series B Shares and you wish to participate in the Mexican Offer rather than in the U.S. Offer, you should follow the instructions regarding the procedures for tendering your Series B Shares into the Mexican Offer as set forth in the Mexican Offer, a description of which is enclosed as Annex II to this Offer to Purchase.

What happens if I hold ADSs and I want to participate in the Mexican Offer?

Holders of ADSs cannot tender ADSs directly in the Mexican Offer. If you hold ADSs and you wish to participate in the Mexican Offer, you should contact The Bank of New York, the depositary for the ADSs, at 101 Barclay Street, New York, NY 10286, telephone number 212-815-2231, in order to surrender your ADSs for delivery of Series B Shares, which may be tendered directly in the Mexican Offer. You will have to pay a fee of up to U.S. $0.05 for each ADS surrendered. For more information, please see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date”.

I hold ADRs evidencing Asur’s ADSs. How do I participate in the U.S. Offer?

If you hold ADRs evidencing ADSs and wish to tender them in the U.S. Offer, you should complete and sign the ADS Letter of Transmittal and send it, together with your ADRs for the ADSs to be tendered, and any other required documents, to the U.S. Receiving Agent at one of the addresses set forth on the back cover of this Offer to Purchase before the Expiration Date. The ADS Letter of Transmittal is enclosed with this Offer to Purchase and is also available from the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Do NOT send your ADRs to Purchaser, Asur or the Information Agent. For more information about the procedure for tendering ADSs in the U.S. Offer, see “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs”.

I hold Asur’s ADSs in book-entry form. How do I participate in the U.S. Offer?

If you hold ADSs in book-entry form, instruct your broker or custodian to arrange, before the Expiration Date, for the book-entry transfer of your ADSs into the U.S. Receiving Agent’s account at DTC and to deliver an agent’s message to the U.S. Receiving Agent via DTC’s confirmation system confirming that you have received and agreed to be bound by the terms of the U.S. Offer. For more information about the procedures for tendering ADSs in the U.S. Offer, see “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs”.

What happens if I am not able to provide the U.S. Receiving Agent with all the documents required for the tender of ADSs?

If you cannot provide the U.S. Receiving Agent with all required documents prior to the Expiration Date, you may obtain additional time to do so by submitting, prior to such Expiration Date, a Notice of Guaranteed Delivery to the U.S. Receiving Agent, which must be guaranteed by an eligible guarantor institution, guaranteeing that all required documents for a valid tender of your ADSs will be received by the U.S. Receiving Agent within three NYSE trading days after the U.S. Receiving Agent has received your Notice of Guaranteed Delivery (but in any event no later than three NYSE trading days following the Expiration Date, counting such Expiration Date). For more information about the procedures for tendering ADSs in the U.S. Offer, see “THE U.S. OFFER — Procedure for tendering in the U.S. Offer — Holders of ADSs”.

I am a U.S. person and I hold Series B Shares of Asur. How do I participate in the U.S. Offer?

If you are a U.S. person and either a record holder or beneficial owner of Series B Shares, and you wish to tender your Series B Shares in the U.S. Offer, you must do so by book-entry transfer. You will not be able to tender in the U.S. Offer any Series B Shares in certificated form. If you hold Series B Shares in certificated form and you wish to participate in the U.S. Offer, you need to promptly contact a broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange to have such a nominee hold the Series B Shares on your behalf in book-entry form.

In order for a book-entry transfer to constitute a valid tender of your Series B Shares in the U.S. Offer, the Series B Shares must be tendered by your nominee who is an Indeval participant into the Indeval account of Bancomer for the account of the U.S. Receiving Agent (Reference: The Bank of New York — Asur Share Tender Account #4001595-0). The U.S. Receiving Agent must receive a properly completed and duly executed Acceptance Letter from the Indeval participant who tendered your Series B Shares into its account prior to the Expiration Date.

For more information about the procedure for tendering Series B Shares in the U.S. Offer, see “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of Series B Shares”.

How long do I have to decide whether to tender in the U.S. Offer?

The U.S. Offer will expire at 9:30 a.m., New York City time (8:30 a.m., Mexico City time) on June 12, 2007 and you may tender your Securities which are subject to the U.S. Offer until such Expiration Date, unless the U.S. Offer is extended, in which case you will have until the new expiration date to tender your Securities. Please be aware that if your Securities are held by a broker, bank or other custodian, they may require advance notification before the Expiration Date. For more information, see “THE U.S. OFFER — Terms of the U.S. Offer; Expiration Date”.

Can the U.S. Offer be extended and under what circumstances?

Purchaser expressly reserves the right, in its sole discretion but subject to applicable laws and regulations, to extend the period of time during which the U.S. Offer remains open.

How will I be notified if the U.S. Offer is extended?

If we extend the U.S. Offer, we will announce such extension by giving written notice to the U.S. Receiving Agent and the Information Agent followed as promptly as practicable by public announcement thereof, but in any event by 9:00 a.m. New York City time the next U.S. business day. During any extension, all Securities previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Securities in accordance with the terms of this Offer to Purchase. Any notice regarding the extension of the Mexican Offer will be given in accordance with Mexican regulations. For more information regarding an extension of the U.S. Offer, see “THE U.S. OFFER — Extension of Tender Period and Amendments”.

What are the conditions to the U.S. Offer?

Notwithstanding any provision of the U.S. Offer, we will not be required to accept Securities for payment, or pay for any Securities that have been tendered pursuant to the U.S. Offer, if any of the Offer Conditions set forth in this Offer to Purchase in the section “THE U.S. OFFER — Certain Conditions to the U.S. Offer” shall have occurred and be continuing (and shall not have been waived) as of the Expiration Date, including but not limited to the following:

•	any public, governmental, judicial, legislative or regulatory authority (either in Mexico or the United States) shall have enacted, issued, promulgated, enforced or entered, or shall have threatened to enact, issue, promulgate, enforce or enter, any statute, law, rule, regulation, executive order, decree, injunction or other order which (a) prevents or prohibits the consummation of either the Mexican Offer or the U.S. Offer, (b) adversely affects the terms and/or conditions of the Mexican Offer or the U.S. Offer, (c) imposes material limitations on the ability of Purchaser (or any of its affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the Securities of Asur purchased pursuant to the Offers including, without limitation, the right to vote the Securities, (d) prohibits, restrains or makes or seeks to make illegal the payment for or purchase of the Securities of Asur pursuant to the Offers or that would impose material damages in connection therewith, or (e) imposes or seeks to impose any material condition to the Offers in addition to the conditions set forth elsewhere in the Offers, nor shall any action, proceeding or complaint be commenced that seeks to do any of the foregoing;

•	Purchaser shall not have received in the Offers valid and not withdrawn tenders for Series B Shares (including the Series B Shares underlying the ADSs), in the aggregate, at least equal to 127,950,001 Series B Shares (including Series B Shares underlying the ADSs), which amount would result in AAI-1 directly and indirectly holding 50% plus one share of the outstanding capital stock of Asur after consummation of the Reorganization of ITA (as defined and described below). See “OUR PLANS FOR ASUR”;

•	Asur or Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental, public, judicial, legislative or regulatory authority or agency or other party which is necessary to consummate the Offers and the other transactions contemplated by Purchaser, AAI-1 and Mr. Chico (see “OUR PLANS FOR ASUR”), and no such consent, extension, approval, action or non-action contains terms and conditions unacceptable to Purchaser, AAI-1 or Mr. Chico;

•	the conditions to the Mexican Offer shall have occurred and be continuing as of the expiration of the Mexican Offer and shall not have been waived; or

•	AAI-1 shall have failed to receive proceeds under the Debt Financing contemplated by its binding debt commitment from a bank syndicate arranged by Citigroup that, in addition to the AAI-1 Pre-Funded Equity, is sufficient to provide the cash consideration for the Offers.

The existence of any of the Offer Conditions will be determined by Purchaser in its sole reasonable discretion. Any and all conditions to the U.S. Offer, including those set forth above, may be waived (to the extent legally permissible) by Purchaser in its sole discretion. See “THE U.S. OFFER — Certain Conditions to the U.S. Offer”.

What are the conditions to the Mexican Offer?

The Mexican Offer is subject to substantially the same conditions as the U.S. Offer, including the condition that the Offer Conditions of the U.S. Offer shall not have occurred and be continuing as of the Expiration Date or if so, such conditions shall have been waived.

How do I withdraw previously tendered Securities?

To withdraw Securities previously tendered, you or your nominee must deliver a written notice of withdrawal, or a facsimile of one, in either case with an original signature, with the required information to the U.S. Receiving Agent, or instruct your broker or other nominee to deliver such notice of withdrawal to the U.S. Receiving Agent, while you still have the right to withdraw such Securities. For more information regarding withdrawal rights and procedures, see “THE U.S. OFFER — Withdrawal Rights”.

Until what time can I withdraw previously tendered Securities?

Tenders of Securities made pursuant to the U.S. Offer are irrevocable, except that Securities tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date and, unless they previously have been accepted for payment pursuant to the U.S. Offer, may be withdrawn at any time after July 12, 2007.

As discussed above, we will accept for payment all Securities validly tendered (but subject to proration as described herein) before the Expiration Date (and not properly withdrawn) and will pay for such Securities as promptly as practicable after the Expiration Date if all of the Offer Conditions shall not have occurred and be continuing as of the Expiration Date or if so, such Offer Conditions shall have been waived, on or prior to Expiration Date. Any delays in payment pursuant to any applicable law will be effected in compliance with the rules promulgated under the Exchange Act, which obligate a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer. For more information regarding withdrawal rights and procedures, see “THE U.S. OFFER — Withdrawal Rights”.

What happens if I tender my Securities and you do not accept the tendered Securities?

If any Securities that you tender are not accepted for any reason, including proration, certificates representing such Series B Shares and ADSs will be returned to you or the person you specify in your tendering documents.

Do the holders of Securities have appraisal rights in connection with the Offers?

Holders of Securities do not have appraisal rights in connection with the U.S. Offer or the Mexican Offer.

Will Asur continue as a public company?

We presently anticipate, and will use our reasonable efforts to ensure, that Asur will continue as a public company and will maintain its listing on the NYSE and Mexican Stock Exchange following consummation of the Offers. However, after the completion of the Offers, the Series B Shares and/or ADSs may no longer satisfy the requirements for listing on the NYSE or the Mexican Stock Exchange, as applicable. It is possible that, due to decreases in trading volume and the number of ADS holders following the purchase of ADSs pursuant to the U.S. Offer, the ADSs will no longer meet the continued listing requirements of the NYSE. If the ADSs fail to meet the continued listing requirements, the NYSE may choose, at its discretion, to delist the ADSs and the ADSs will no longer be a publicly traded security. Similarly, it is possible that, due to decreases in trading volume and the number of holders of Series B Shares following the purchase of Series B Shares pursuant to the U.S. Offer and the Mexican Offer, Asur will no longer meet the continued listing requirements of the Mexican Stock Exchange. If Asur fails to meet the continued listing requirements, the Mexican Stock Exchange may choose, at its discretion, to suspend the quotation of the Series B Shares to the extent then quoted. See “EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION”.

If I decide not to tender, how will the U.S. Offer affect my Securities?

The purchase of the Securities pursuant to the Offers will reduce the number of Securities that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Securities held by the public. In addition, as discussed above, it is possible that after consummation of the Offers the

ADSs and/or Series B Shares would no longer meet the continued listing requirements on the NYSE and/or the Mexican Stock Exchange, respectively.

See “EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION.”

Does Asur support the Offers?

Asur is not a party to any agreement or arrangement with us with respect to the Offers, or the purchase of the ADSs or the Series B Shares (except as it relates to the provision of certain security listing positions to facilitate delivery of the U.S. Offer and Mexican Offer documentation to shareholders).

Asur is required under the Exchange Act to file a solicitation/recommendation statement on Schedule 14D-9 within 10 U.S. business days of the filing of this Offer to Purchase on Schedule TO with the SEC pursuant to which the board of directors of Asur will state its recommendation to the Asur shareholders whether to accept or reject the U.S. Offer (or that it expresses no opinion and is remaining neutral toward the U.S. Offer or that it is unable to take a position with respect to the U.S. Offer), and the reasons for that position. We understand from Asur that the board of directors of Asur held a meeting on May 11, 2007 at which time they approved, among other things, the Offers and provided an opinion that the price to be paid to tendering holders in the Offers is fair. See “BACKGROUND OF THE OFFERS; PAST CONTRACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS”.

Will Purchaser be required to accept all of the Securities that I tender?

No. Purchaser is seeking to purchase in the Offers only 127,950,001 of the outstanding Series B Shares, including those represented by ADSs (each representing ten Series B Shares), of Asur. If more than 127,950,001 of the outstanding Series B Shares (including those underlying the ADSs) are validly tendered in the Offers by the Expiration Date, Purchaser will, subject to the terms and conditions of the Offers, purchase such Series B Shares (including those underlying the ADSs) on a pro rata basis. This means that we will purchase from you a number of Series B Shares (including those underlying the ADSs) calculated by multiplying the number of Series B Shares (including those underlying the ADSs) you properly tender by a proration factor. The proration factor will equal 127,950,001 divided by the total number of Series B Shares (including those underlying the ADSs) properly tendered by all participants in the Offers. For example, if 213,250,002 Series B Shares (including those underlying the ADSs) are validly tendered, we will purchase 60% of the number of Series B Shares (including those underlying the ADSs) that you tender. We will make adjustments to avoid purchases of fractional Series B Shares and ADSs.

What are the tax consequences of tendering my Securities in the U.S. Offer?

Subject to the discussion of certain tax rules below, the sale of Securities for cash pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a U.S. Holder (as defined under the caption “CERTAIN TAX CONSIDERATIONS”) who sells Securities pursuant to the U.S. Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Securities sold pursuant to the U.S. Offer. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) tendered pursuant to the U.S. Offer.

For a discussion of Mexican tax consequences and further discussion of U.S. tax consequences to U.S. Security holders tendering their Securities in the U.S. Offer, see “CERTAIN TAX CONSIDERATIONS”.

Because individual circumstances may differ, holders of Securities are urged to consult their own tax advisors to determine the applicability of the rules discussed above and the specific tax consequences of the U.S. Offer to them, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

Who can I talk to if I have questions about the U.S. Offer?

If you have any questions about the procedure for tendering Series B Shares into the U.S. Offer, please contact the Information Agent at its address and telephone number as it appears on the back cover of this Offer to Purchase.

If you have any questions about the procedure for tendering ADSs into the U.S. Offer, please contact the Information Agent or the U.S. Receiving Agent at their respective addresses and telephone numbers as they appear on the back cover of this Offer to Purchase.

THIS OFFER TO PURCHASE AND THE RELATED ADS LETTER OF TRANSMITTAL, NOTICE OF GUARANTEED DELIVERY AND ACCEPTANCE LETTER CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

THE U.S. OFFER

Terms of the U.S. Offer; Expiration Date

Subject to the terms and conditions set forth in this Offer to Purchase and, as applicable, the ADS Letter of Transmittal (which together constitute the U.S. Offer), in the U.S. Offer, we are offering to purchase 127,950,001 of the outstanding Series B Shares, including Series B Shares represented by ADSs, at the U.S. dollar equivalent of Ps. $560.00 per ADS for ADSs held by all holders, and at the U.S. dollar equivalent of Ps. $56.00 per Series B Share for Series B Shares held by persons who are not Mexican residents, in each case less any withholding taxes, if applicable, and without interest thereon. Through a concurrent offer in Mexico, Purchaser is offering to purchase 127,950,001 of the outstanding Series B Shares. In the aggregate, Purchaser is offering to purchase no more than 127,950,001 Series B Shares (including by purchase of ADSs, each ADS representing 10 Series B Shares) in the Offers, including any Securities tendered by Mr. Chico. The Series B Shares (including Series B Shares underlying the ADSs) sought in the Offers represent approximately 42.65% of the total issued and outstanding capital stock of Asur and will represent approximately 46.18% of the Series B Shares (including Series B Shares underlying the ADSs) after giving effect to the Offers and the Conversion (described below). In addition, after expiration of the Offers, provided that the Offer Conditions shall not have occurred and be continuing or if so, such Offer Conditions shall have been waived, Mr. Chico expects to acquire an additional 7.35% of the outstanding capital stock of Asur through a corporate Reorganization of ITA (defined and described below), of which Mr. Chico owns 51%.

The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the Applicable Exchange Rate.

The Mexican Offer is open to all holders of Series B Shares, including U.S. holders. If a U.S. holder would like to tender its Series B Shares in the Mexican Offer instead of the U.S. Offer it may do so. Holders of ADSs also may contact The Bank of New York, as depositary for the ADSs, to surrender their ADSs for delivery of Series B Shares and tender such Series B Shares in the Mexican Offer. Such ADS holders who surrender their ADSs for delivery of Series B Shares will have to pay a fee of up to U.S. $0.05 for each ADS surrendered. The purchase price for the Series B Shares tendered in the Mexican Offer will be paid in Mexican pesos. If the Mexican Offer is amended to increase or decrease the price offered for the Series B Shares, we will make a corresponding amendment to increase or decrease the price offered for the Securities in the U.S. Offer. We also reserve the right to adjust the amount paid for the Securities tendered in the U.S. Offer for any dividends paid or having a record date during the duration of the U.S. Offer, in which event the U.S. Offer will be extended as required by applicable laws and regulations. We also reserve the right to extend the time for which the U.S. Offer will remain open for any such adjustment.

We will accept for payment and pay for all the Securities that are validly tendered prior to the Expiration Date and not withdrawn as provided below under the caption “Withdrawal Rights” (but subject to proration as described herein). The U.S. Offer will expire at 9:30 a.m., New York City time (8:30 a.m., Mexico City time) on June 12, 2007, unless extended. For more information regarding an extension of the U.S. Offer, see “THE U.S. OFFER — Extension of Tender Period and Amendments”.

If valid tenders of Securities are received in the Offers exceeding 127,950,001 of the Series B Shares (including Series B Shares underlying the ADSs), proration rules will apply in the Offers as described below under the caption “Acceptance for Payment”.

The U.S. Offer is subject to certain conditions which are described below under the caption “THE U.S. OFFER — Certain Conditions to the U.S. Offer”. The conditions to the Mexican Offer are substantially the same as those of the U.S. Offer, including the condition that all the Offer Conditions of the U.S. Offer shall not have occurred and be continuing or if so, such Offer Conditions shall have been waived, as of the Expiration Date.

Purchaser has requested that Asur furnish, and Asur has agreed to furnish to Purchaser, security position listings in respect of the ADSs for the purpose of disseminating this Offer to Purchase, the ADS Letter of

Transmittal and other relevant materials to the holders of such ADSs. Also, these materials will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Asur’s security position listing or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of such ADSs, as well as the Series B Shares.

Certain Conditions to the U.S. Offer

Notwithstanding any provision of the U.S. Offer, we will not be required to accept any Securities for payment, or pay for any Securities, that have been tendered pursuant to the U.S. Offer if any of the Offer Conditions set forth below shall have occurred and be continuing (and shall not have been waived) as of the Expiration Date:

•	any public, governmental, judicial, legislative or regulatory authority (either in Mexico or the United States) shall have enacted, issued, promulgated, enforced or entered, or shall have threatened to enact, issue, promulgate, enforce or enter, any statute, law, rule, regulation, executive order, decree, injunction or other order which (a) prevents or prohibits the consummation of either the Mexican Offer or the U.S. Offer, (b) adversely affects the terms and/or conditions of the Mexican Offer or the U.S. Offer, (c) imposes material limitations on the ability of Purchaser (or any of its affiliates) effectively to acquire or to hold or to exercise full rights of ownership of the Securities of Asur purchased pursuant to the Offers including, without limitation, the right to vote the Securities, (d) prohibits, restrains or makes or seeks to make illegal the payment for or purchase of the Securities of Asur pursuant to the Offers or that would impose material damages in connection therewith, or (e) imposes or seeks to impose any material condition to the Offers in addition to the conditions set forth elsewhere in the Offers, nor shall any action, proceeding or complaint be commenced that seeks to do any of the foregoing;

•	Purchaser shall not have received in the Offers valid and not withdrawn tenders for Series B Shares (including the Series B Shares underlying the ADSs), in the aggregate, at least equal to 127,950,001 Series B Shares (including Series B Shares underlying the ADSs), which amount would result in AAI-1 directly and indirectly holding 50% plus one share of the outstanding capital stock of Asur after consummation of a certain corporate Reorganization of ITA (defined and described below). See “OUR PLANS FOR ASUR”;

•	Asur or Purchaser shall not have obtained any waiver, consent, extension, approval, action or non-action from any governmental, public, judicial, legislative or regulatory authority or agency or other party which is necessary to consummate the Offers and the other transactions contemplated by Purchaser, AAI-1 and Mr. Chico (see “OUR PLANS FOR ASUR”), and no such consent, extension, approval, action or non-action contains terms and conditions unacceptable to Purchaser, AAI-1 or Mr. Chico;

•	the conditions to the Mexican Offer shall have occurred and be continuing as of the expiration of the Mexican Offer and shall not have been waived;

•	any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, capitalization, shareholders’ equity, condition (financial or otherwise), operations, licenses, franchises, permits, permit applications, results of operations, cash flows or prospects of Asur or any of its subsidiaries or affiliates which, in the reasonable judgment of Purchaser or AAI-1 is or may be materially adverse to Asur or any of its subsidiaries or affiliates, or Purchaser or AAI-1 shall have become aware of any fact which, in the reasonable judgment of Purchaser or AAI-1, has or may have material adverse significance with respect to either the value of Asur or any of its subsidiaries or the value of Asur’s securities;

•	there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, any decline in either the Dow Jones Industrial Average or the Standard & Poors Index of 500 Industrial Companies by an amount in excess of 10% measured from the close of business on the last trading day before the date of the Offers, or any material adverse change in prices generally of shares on the NYSE, (ii) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, any decline in either the IPC (Índice de Precios y Cotizaciones) or the INMEX (Índice México) by an amount in excess of 10% measured from the close of business on the last trading day before the date of the Offers, or any material adverse change in prices generally of shares on the Mexican Stock Exchange, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the U.S. or Mexico (whether or not mandatory), (iv) any limitation (whether or not mandatory) by any governmental authority or agency on, or other event which, in the reasonable judgment of Purchaser or AAI-1 might affect the extension of credit by banks or other lending institutions, (v) a commencement or escalation of a war, armed hostilities or terrorist event or other national or international crisis directly or indirectly involving the U.S. or Mexico, (vi) any significant change in U.S., Mexican or any other currency exchange rates or any suspension of, or limitation on, the markets therefore (whether or not mandatory), or (vii) in the case of any of the foregoing existing at the time of the commencement of the offer, a material acceleration or worsening thereof; or

•	AAI-1 shall have failed to receive proceeds under the Debt Financing contemplated by its binding debt commitment from a bank syndicate arranged by Citigroup that, in addition to the AAI-1 Pre-Funded Equity, is sufficient to provide the cash consideration for the Offers.

The existence of any of the Offer Conditions will be determined by Purchaser in its sole reasonable discretion. These conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise to any of these conditions or may be waived (to the extent legally permissible) by Purchaser in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of these rights shall not be deemed a waiver of any of these rights; the waiver of any of these rights with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each of these rights shall be deemed an ongoing right that may be asserted at any time and from time to time. Any determination by Purchaser concerning the events described in this section “THE U.S. OFFER — Certain Conditions to the U.S. Offer” will be final and binding on all parties.

Acceptance for Payment

Upon the terms and subject to the conditions to the U.S. Offer and applicable laws and regulations, Purchaser will, subject to proration (described below), accept for payment, and will pay for, all Securities validly tendered prior to the Expiration Date (and not properly withdrawn) as promptly as practicable after the Expiration Date, provided that none of the Offer Conditions shall have occurred and be continuing or if so, such Offer Conditions shall have been waived, on or prior to Expiration Date. Subject to applicable laws and regulations, we expressly reserve the right to delay acceptance for payment of, or payment for, the Securities in order to comply, in whole or in part, with any applicable laws or regulations. Any such delays will be effected in compliance with Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

For purposes of the U.S. Offer, we will be deemed to have accepted for payment tendered Securities when and if we give written notice to the U.S. Receiving Agent of our acceptance of the tenders of such Securities. Payment for Securities tendered and accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price with the U.S. Receiving Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on your behalf with DTC. Payment for certificated ADSs and Series B Shares will be made by check to the tendering ADS holder and, in the case of the Series B Shares, to the Indeval participant. In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent, of:

•	in the case of Series B Shares, book-entry transfer of the Series B Shares to the Indeval account of Bancomer for the account of the U.S. Receiving Agent (Reference: The Bank of New York — Asur

Share Tender Account #4001595-0) and a properly completed and duly executed Acceptance Letter from the Indeval participant holding the Series B Shares on behalf of the tendering Security holder;

•	in the case of ADSs tendered in certificated form, ADRs evidencing ADSs together with a properly completed and duly executed ADS Letter of Transmittal with original signatures and all other required documents, as described below under the section captioned “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs;” and

•	in the case of ADSs tendered by book-entry transfer, book-entry transfer of the ADSs to the DTC account of the U.S. Receiving Agent together with a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof), in either case with an original signature, or an Agent’s Message (as defined below) instead of the ADS Letter of Transmittal, and all other required documents, as described below under the section captioned “THE U.S. OFFER — Procedure for Tendering in the U.S. Offer — Holders of ADSs”.

Under no circumstances will interest be paid by us on the purchase price for Securities pursuant to the U.S. Offer regardless of any delay in making such payments.

If we increase the purchase price to be paid for Securities pursuant to the Mexican Offer, we will pay such increased consideration for Securities purchased pursuant to the U.S. Offer.

The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of the applicable Mexican peso price of the U.S. Offer, based on the Applicable Exchange Rate. You will bear all exchange rate risks and costs. In effect, you will pay to the Conversion Agent a conversion fee equivalent to the Spread for the Series B Shares and ADSs that you tender into the U.S. Offer that are accepted for payment. Neither we nor the Conversion Agent are responsible for the Conversion Agent in fact being able to convert Mexican pesos it received for U.S. dollars as a result of exchange controls or otherwise, or for the exchange rate at which such conversion ultimately occurs. The purchase price for the Series B Shares tendered in the Mexican Offer will be paid in Mexican pesos. Security holders should be aware that they will bear additional exchange rate risks should the U.S. Offer be extended.

If any tendered Securities are not purchased pursuant to the U.S. Offer for any reason (including the applicability of proration rules), or if certificates are submitted for more Securities than are tendered, certificates for such unpurchased or untendered Securities will be returned (or, in the case of Securities tendered by book-entry transfer, such Securities will be credited to the DTC or Indeval account of the tendering party, as the case may be), without expense to the tendering Security holder, as promptly as practicable following the expiration or termination of the U.S. Offer.

In the Mexican Offer, which will run concurrently with the U.S. Offer, Purchaser will offer to purchase from all holders of Series B Shares, but not from holders of ADSs, 127,950,001 of the outstanding Series B Shares. In the aggregate, Purchaser is offering to purchase no more than 127,950,001 Series B Shares (including by purchase of ADSs, each ADS representing 10 Series B Shares) in the Offers, including any Securities tendered by Mr. Chico.

If the number of Series B Shares (including Series B Shares underlying the ADSs) validly tendered and not withdrawn by the Expiration Date in the Offers exceeds 127,950,001 of the Series B Shares (including Series B Shares underlying the ADSs), then proration rules will apply in determining the number of Series B Shares (including Series B Shares underlying the ADSs) that will be accepted for purchase from each holder of Securities tendering in the Offers. Purchaser will, subject to the terms and conditions of the Offers, purchase the Series B Shares (including the Series B Shares underlying the ADSs) on a pro rata basis so that, in the aggregate, Purchaser will purchase only 127,950,001 of the Series B Shares (including the Series B Shares underlying the ADSs) in the Offers. This means that we will purchase from you a number of Series B Shares (including those underlying the ADSs) calculated by multiplying the number of Series B Shares (including those underlying the ADSs) you properly tender by a proration factor. The proration factor will equal 127,950,001 divided by the total number of Series B Shares (including those underlying the ADSs) properly tendered by all participants in the Offers. For example, if 213,250,002 Series B Shares (including those underlying the ADSs) are validly tendered, we will purchase 60% of the number of Series B Shares (including those underlying the ADSs) that you tender. We and the U.S. Receiving Agent will make adjustments to avoid purchases of fractional Series B Shares and ADSs from any tendering holder.

If proration of tendered shares is required because of the difficulty in determining the precise number of Series B Shares (including those underlying the ADSs) properly tendered and not withdrawn, we do not expect to announce the final results of proration until three NYSE trading days after the Expiration Date and pay for any Securities tendered until six NYSE trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable. Holders of Securities may obtain such preliminary information from the Information Agent at its telephone number on the back cover of this Offer to Purchase. All Securities not accepted for payment due to an oversubscription will be returned to the stockholder, or in the case of tender Series B Shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made.

If the aggregate number of Securities validly tendered into and not withdrawn from the Offers is equal to 127,950,001 of the Series B Shares (including Series B Shares underlying the ADSs), then proration rules will NOT apply. The U.S. Offer and the Mexican Offer are conditioned on the tender in the aggregate of at least 127,950,001 Series B Shares (including Series B Shares underlying the ADSs).

Procedure for Tendering in the U.S. Offer — Holders of Series B Shares

When you tender your Series B Shares in accordance with the procedures described in this section and we accept your Series B Shares for payment, this will constitute a binding agreement between you and us, subject to the terms and conditions of the U.S. Offer. If you are not a Mexican resident and you are either a record holder or beneficial owner of Series B Shares and you wish to tender your Series B Shares in the U.S. Offer, you must do so by book-entry transfer as described below. You will not be able to tender in the U.S. Offer any Series B Shares in certificated form. If you hold Series B Shares in certificated form you should promptly contact any broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the Series B Shares on your behalf in book-entry form.

Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant in Indeval may make delivery of Series B Shares by causing Indeval to transfer such Series B Shares into the Indeval account of Bancomer for the account of the U.S. Receiving Agent (Reference: The Bank of New York — Asur Share Tender Account #4001595-0) in accordance with the procedures of Indeval. In order to effect a tender of the Series B Shares you beneficially own, you should promptly contact your nominee and instruct it to tender such Series B Shares. If you hold your Series B Shares through a broker, dealer, bank, trust company or other nominee who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the Series B Shares into the Indeval account of Bancomer for the account of the U.S. Receiving Agent (Reference: The Bank of New York — Asur Share Tender Account #4001595-0) on or prior to the Expiration Date.

In order for a book-entry transfer to constitute a valid tender of your Series B Shares in the U.S. Offer, the Series B Shares must be tendered by your nominee who is an Indeval participant into the Indeval account of Bancomer for the account of the U.S. Receiving Agent (Reference: The Bank of New York — Asur Share Tender Account #4001595-0) and the U.S. Receiving Agent must receive a properly completed and duly executed Acceptance Letter from the Indeval participant who tendered your Series B Shares into its account prior to the expiration date of the U.S. Offer.

Matters concerning validity, eligibility and acceptance.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Series B Shares will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Series B Shares determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Series B Shares. Neither we, the U.S. Receiving Agent, Bancomer, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

If you are in any doubt about the procedure for tendering Series B Shares into the U.S. Offer, please contact the Information Agent at its address and telephone number as it appears on the back cover of this Offer to Purchase.

ANY HOLDER OF SERIES B SHARES WHO IS NOT A MEXICAN RESIDENT MAY, AT ITS OPTION, TENDER ITS SERIES B SHARES INTO EITHER THE MEXICAN OFFER OR THE U.S. OFFER. SERIES B SHARES THAT ARE TENDERED (I) IN THE U.S. OFFER WILL BE PAID FOR IN U.S. DOLLARS AT THE U.S. DOLLAR EQUIVALENT OF THE MEXICAN PESO PRICE AT THE APPLICABLE EXCHANGE RATE AND (II) IN THE MEXICAN OFFER WILL BE PAID FOR IN MEXICAN PESOS. ANY HOLDER OF SERIES B SHARES WHO DESIRES TO ACCEPT THE MEXICAN OFFER SHOULD READ CAREFULLY THE MEXICAN OFFER PROSPECTUS (FOLLETO INFORMATIVO) AND SHOULD FOLLOW THE PROCEDURES FOR TENDERING SERIES B SHARES INTO THE MEXICAN OFFER, A DESCRIPTION OF WHICH IS ATTACHED AS ANNEX II TO THIS OFFER TO PURCHASE.

Procedure for Tendering in the U.S. Offer — Holders of ADSs

To tender ADSs pursuant to the U.S. Offer:

•	if you hold ADSs in certificated form, a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures) together with the ADRs for the ADSs to be tendered and all other documents required by the ADS Letter of Transmittal must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date; or

•	if you hold ADSs in book-entry form, the ADSs must be delivered to the U.S. Receiving Agent pursuant to the procedures for book-entry transfer described below, and a confirmation of such delivery must be received by the Expiration Date by the U.S. Receiving Agent, as well as a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures) or an Agent’s Message, as defined below must be received by the Expiration Date by the U.S. Receiving Agent. Alternatively, you may be able to use the guaranteed delivery procedure described below.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that we may enforce such agreement against such participant.

Book-entry transfer.  The U.S. Receiving Agent will establish an account with respect to the ADSs with DTC for purposes of the U.S. Offer within two U.S. business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Automated Tender Offer Program at DTC may make delivery of ADSs by causing DTC to transfer such ADSs into the U.S. Receiving Agent’s account in accordance with the procedures of DTC. Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant at DTC may make delivery of ADSs by causing DTC to transfer such ADSs into the U.S. Receiving Agent’s account with DTC in accordance with the procedures of DTC. In order to effect a tender of the ADSs you beneficially own, you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and request that the nominee tender your Securities for you.

In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, a properly completed and duly signed ADS Letter of Transmittal or an Agent’s Message instead of the ADS Letter of Transmittal, and any other required documents must, in any case, be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date.

DELIVERY OF THE ADS LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE U.S. RECEIVING AGENT.

Guaranteed Delivery Procedures.  If you are a holder of the ADSs and wish to tender your ADSs, but:

•	the ADRs evidencing the ADSs are not immediately available;

•	time will not permit your ADRs evidencing the ADSs or other required documents to reach the U.S. Receiving Agent before the expiration of the U.S. Offer; or

•	the procedure for book-entry transfer cannot be completed before the expiration of the U.S. Offer,

you may effect a tender of your ADSs if:

•	the tender is made through a participant in the Securities Transfer Agents Medallion Program, or an “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act);

•	prior to the Expiration Date, the U.S. Receiving Agent receives from an “eligible guarantor institution” a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of ADSs you are tendering and stating that the tender is being made by notice of guaranteed delivery; these documents may be delivered by hand, transmitted by facsimile transmission or mailed to the U.S. Receiving Agent; and

•	the U.S. Receiving Agent receives within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery (but in any event no later than three NYSE trading days following the Expiration Date, counting such Expiration Date), a properly completed and duly executed ADS Letter of Transmittal (or a facsimile thereof with an original signature), the ADRs for all physically tendered ADSs, in proper form for transfer, or a book-entry confirmation of transfer of such ADSs into the U.S. Receiving Agent’s account at DTC, including delivery to the U.S. Receiving Agent of the Agent’s Message instead of an ADS Letter of Transmittal, as the case may be, with any required signature guarantees and any other documents required by the ADS Letter of Transmittal, deposited by the undersigned with the U.S. Receiving Agent.

Partial tenders.  If fewer than all of the ADSs evidenced by ADRs delivered to the U.S. Receiving Agent are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Tendered” in the ADS Letter of Transmittal. In such case, a new ADR for the untendered ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are accepted for payment.

ALL ADSs DELIVERED TO THE U.S. RECEIVING AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE INDICATED. SEE INSTRUCTION 4 OF THE ADS LETTER OF TRANSMITTAL.

Signature guarantees.  Signatures on an ADS Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either:

•	a registered holder of ADSs and have not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the ADS Letter of Transmittal; or

•	you are tendering ADSs for the account of an eligible guarantor institution.

An eligible guarantor institution means a financial institution that is a participant in the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program or The New York Stock Exchange, Inc. Medallion Signature Program.

If signatures on an ADS Letter of Transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the ADS Letter of Transmittal but you are not the registered holder of the ADSs, you must have the ADS Letter of Transmittal signed by the registered holder of the ADSs and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of ADSs signs the ADS Letter of Transmittal, certificates for the ADSs must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for ADSs.

Matters concerning validity, eligibility and acceptance.  All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of ADSs determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of ADSs. None of us, the U.S. Receiving Agent, Bancomer, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

THE METHOD OF DELIVERY OF ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING SECURITY HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. RECEIVING AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE A TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED FOR ADRs SENT BY MAIL.

If you are in any doubt about the procedure for tendering ADSs into the U.S. Offer, please contact the Information Agent or the U.S. Receiving Agent, at their respective addresses and telephone numbers as they appear on the back cover of this Offer to Purchase.

Withdrawal Rights

Tenders of Securities made pursuant to the U.S. Offer are irrevocable, except that Securities tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date, and, unless they previously have been accepted for payment pursuant to the U.S. Offer, may be withdrawn at any time after July 12, 2007.

For a withdrawal of tendered Securities to be effective, a written or facsimile transmission notice of withdrawal, in either case with original signature, must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of the Securities, if different from that of the person who tendered such Securities. For a withdrawal of tendered Securities to be effective, a signed notice of withdrawal must be received by the U.S. Receiving Agent prior to the Expiration Date. The signature on a notice of withdrawal must be guaranteed if a signature guarantee was required on the original ADS Letter of Transmittal. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering Security holder) and the serial numbers shown on the particular ADRs evidencing the ADSs to be withdrawn or, in the case of Securities tendered by book-entry transfer, the name and participant number at DTC or Indeval, as the case may be, to be credited with the withdrawn Securities. Withdrawals may not be rescinded, and Securities withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Securities may be re-tendered by again following one of the procedures described in this Offer to Purchase, as applicable, at any time prior to the Expiration Date. The withdrawal rights in the Mexican Offer are similar to the withdrawal rights in the U.S. Offer.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the U.S. Receiving Agent, Bancomer, the Information Agent, the Dealer Manager nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Representations and Warranties of Tendering Security Holders

Each holder of Securities, by tendering its Securities in the U.S. Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) as follows:

1. in the event of tender of Series B Shares, that it is not a Mexican resident;

2. that it has the full power and authority to tender and assign the Securities tendered, and that our acceptance for payment of Securities tendered pursuant to the U.S. Offer will constitute a binding agreement between us and the tendering Security holder containing the terms and conditions of the U.S. Offer;

3. that the tendering of its Securities (and in the case of ADSs, the execution of the ADS Letter of Transmittal) shall constitute: (i) an acceptance of the U.S. Offer in respect of the number of Securities identified therein, (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Securities, and (iii) that each such acceptance shall be irrevocable, subject to the accepting holder not having validly withdrawn his or her acceptance;

4. that the Securities in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends or other distributions hereafter declared, made or paid;

5. that the tendering of its Securities (and in the case of ADSs, the execution of the ADS Letter of Transmittal) constitutes, subject to the accepting holder not having validly withdrawn his or her acceptance, the irrevocable appointment of the U.S. Receiving Agent and its directors and agents as such holder’s attorney-in-fact and an irrevocable instruction to the attorney-in fact to complete and execute any and all form(s) of transfer and/or other document(s) which are necessary or required at the discretion of the attorney-in-fact in order to transfer the Securities in respect of which the tendering holder of Securities has not validly withdrawn its tender, in our name or such other person or persons as we may direct, and to deliver such form(s) of transfer and/or other document(s) together with other document(s) of title relating to such Securities and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the U.S. Offer and to vest title to the Securities in us or our nominees as aforesaid;

6. that the tendering of its Securities (and in the case of ADSs, the execution of the ADS Letter of Transmittal) constitutes, subject to the tendering holder of Securities not having validly withdrawn its tender, an irrevocable authority and request (i) to Asur and its directors, officers and agents, to procure the registration of the transfer of the Securities pursuant to the U.S. Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees; and (ii) to us or our agents, to record and act upon any instructions with regard to notices and payments which have been recorded in the records of Asur in respect of such holder’s holding(s) of Securities; and

7. that it agrees to ratify each and every act or thing which may be done or effected by us or any of our directors or agents or Asur or its agents, as the case may be, in the proper exercise of the power and/or authorities of any such person.

Our acceptance for payment of Securities tendered pursuant to the U.S. Offer will constitute a binding agreement between us and the tendering Security holder containing the terms and conditions of the U.S. Offer.

Extension of Tender Period and Amendments

Purchaser may extend the U.S. Offer when it is required to do so by applicable laws and regulations.

If Purchaser makes a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if it waives a material condition of the U.S. Offer, Purchaser will extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. We reserve the right to adjust the amount paid for the Securities tendered in the U.S. Offer for any dividends paid or having a record date during the duration of the U.S. Offer, in which event the U.S. Offer will be extended as required by applicable laws and regulations. We also reserve the right to extend the time for which the U.S. Offer will remain open for any such adjustment. The minimum period during which an offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in the percentage of Securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. Any concurrent extensions to the Mexican Offer must remain open for at least five Mexican business days. With respect to a change in price or a change in the percentage of Series B Shares or ADSs sought, a minimum period of ten U.S. business days is generally required to allow for adequate dissemination to holders and investor response. The Offers will remain open, including any extensions, for the same period of time.

No subsequent offering period is contemplated following the expiration of the initial offering period of the U.S. Offer in accordance with Rule 14d-11 of the Exchange Act.

SOURCE AND AMOUNT OF FUNDS

Purchaser has obtained the Purchaser Pre-Funded Equity commitment in the amount of MXP $7,165,200,056 from AAI-1. AAI-1, in turn, has obtained binding debt commitments from a bank syndicate arranged by Citigroup to provide, subject to certain conditions, an acquisition facility for up MXP $5,667,000,000 pursuant to the Debt Financing. AAI-1 has also obtained a pre-funded equity commitment from Mr. Chico to provide a total of MXP $1,498,200,056 pursuant to the AAI-1 Pre-Funded Equity. Purchaser has arranged for sufficient funds to complete the Offers through the Purchaser Pre-Funded Equity. The U.S. Offer is contingent on AAI-1 having received proceeds from the Debt Financing that, together with the AAI-1 Pre-Funded Equity, is sufficient to provide the cash consideration to complete the Offers. The total value of the consideration required to purchase the 127,950,001 Series B Shares (including Series B Shares underlying the ADSs) sought in the Offers is estimated to be MXP $7,165,200,056. In the event that the Debt Financing and/or the AAI-1 Pre-Funded Equity are not received by AAI-1, Purchaser does not have any alternative financing arrangements in place to complete the Offers.

Debt Financing

Parties.  The Debt Financing is between AAI-1, as the borrower, and a bank syndicate arranged by Citigroup, as lenders.

Facility Amount.  The Debt Financing is a senior secured multi-currency acquisition facility for up to MXP $5,667,000,000 comprised of a (i) a Mexican peso denominated term loan acquisition facility in an amount equal to between MXP $2,833,500,000 and MXP $3,966,900,000 (“Facility A”) and (ii) a U.S. dollar denominated term loan acquisition facility in an amount equal to the U.S. $ equivalent of between MXP $1,700,100,000 and MXP $2,833,500,000 (“Facility B”). Both facilities may be drawn in Mexican pesos. The aggregate facility amount shall be equal to the quotient of (x) the sum of the aggregate tender offer price of (i) the capital stock acquired through the Offers, (ii) the value of the Series B Shares resulting from the conversion of 7.35% of the Series BB Shares valued at the tender offer price, and (y) 1.5. In the event that Facility A and Facility B are not fully drawn in connection with the Offers, the finance documents permit such undrawn amounts to be converted into two additional facilities (one Mexican peso denominated facility and one U.S. dollar denominated facility). Such facilities may be drawn only after expiration and completion of the Offers.

Term.  Each of Facility A and Facility B is available from the effective date of the finance documents related to the Debt Financing until the latest settlement date under the Offers (or, if earlier, 60 days from the signing of the finance documents). The final maturity date for the Debt Financing is seven years.

Interest Rate.  The interest rate is the aggregate of (i) the applicable margin (which could range from 2.5% to 3.5%) depending on the Consolidated Debt/EBITDA ratio (as defined in the finance documents) and (ii) Tasa de Interés Interbancaria de Equilibrio, as quoted by Banco de México and published in the Federal Official Gazette, for advances in Mexican pesos, and the London Interbank Offered Rate, for advances in U.S. dollars.

Security and Guarantees.  A first priority security interest will be granted in (i) the assets of the entity created from a de-merger of ITA (the “De-Merger”), which is proposed to be a sociedad anónima de capital variable created under the laws of Mexico (“AAI”), AAI-1 and Purchaser, (ii) all shares of AAI, AAI-1 and Purchaser directly or indirectly owned by Mr. Chico will be subject to a first priority security interest, and (iii) all economic rights associated with the capital stock of ITA owned by Mr. Chico. Purchaser and AAI will also execute a guaranty in favor of the lender under which Purchaser and AAI will jointly and severally unconditionally assume the obligation to repay the Debt Financing.

Covenants.  The Debt Financing is subject to customary covenants including, among others, (i) certain information covenants, including the provision of financial statements, budgets, updated financial models and projections, notices of potential or actual events of default and details of any actual or potential investigation by any governmental authority, (ii) compliance with environmental laws, (iii) restrictions on the disposition/transfer of assets, acquisitions and mergers, new joint ventures, and the incurrence of additional indebtedness, (iv) no amendments to incorporation documents which would be prejudicial to the lender, (v) the payment of taxes, maintenance of insurance and compliance and maintenance of all authorizations, licenses and consents, (vi) compliance with material contracts, and (vii) certain financial covenants, including that (x) borrower’s debt service coverage ratio must be greater than 1.1x at any designated calculation date, (y) consolidated debt to EBITDA ratio may not be less than certain prescribed amounts at any designated calculation date and (z) borrower’s consolidated net worth shall remain positive.

Events of Default.  The Debt Financing is subject to customary events of default including, among others: (i) failure to pay any sum when due, (ii) breach of covenants, (iii) failure of representations or warranties to be true when made or repeated, (iv) insolvency, (v) cessation of business by AAI-1 or Asur, (vi) termination, non-renewal or revocation of one or more concessions, (vii) cross defaults, (viii) failure to comply with monetary judgments or expropriation that would result in a material adverse effect, and (ix) unenforceability of any material provision in the finance documents related to the Debt Financing or repudiation of any such documents.

Mandatory Prepayments.  The borrower will repay and cancel the Debt Financing upon the happening of certain events, including an initial public offering; change in control; if the borrower, after the merger of AAI and AAI-1, ceases to own a certain percentage of the total outstanding capital stock of Asur; the sale of any assets (including any Series B Shares) if such receipts in any financial year exceed U.S. $10,000,000 or the equivalent unless reinvested in nine months; the availability of certain amounts of excess or available cash; and the entering into of certain new banking facilities or loans.

Optional Prepayments.  The Debt Financing may be prepaid in whole or in part upon five business days’ (defined as any day other than a Saturday, Sunday or other day on which commercial banks in Mexico City and New York City are authorized or required by law to close) prior written notice without penalty, but subject to standard break costs on the amount prepaid if not repaid at the end of an interest period.

Conditions to Borrowing.  The Debt Financing will be subject to certain conditions specific to the Offers, as well as customary conditions with respect to the draw down, including, among others, (i) copies of materials related to the Offers, including consents from anti-trust authorities, offer documents, and evidence that the borrower has received or will simultaneously receive the AAI-1 Pre-Funded Equity, (ii) confirmations from the borrower as to the use of the funds and that it has received acceptances from tendering shareholders under the Offers of Series B Shares (including Series B Shares underlying the ADSs) representing at least

25% plus one share of the total capital stock of Asur, (iii) the absence of a material adverse change with respect to the borrower or Asur, (iv) evidence of arrangement to pay fees and expenses and perfection of security interests related to the Debt Financing, (v) execution of the finance-related documents, (vi) evidence of first priority protection of security interests in the collateral, (vii) resolutions of the shareholders of ITA authorizing the De-Merger and (viii) conversion of the 7.35% of the Series BB Shares held by ITA into Series B Shares and evidence of the transfer of such shares to AAI.

The finance documents include a mandatory prepayment/amortization provision which requires the borrower to prepay the debt and amortize the loans in an amount up to a specified percentage of excess cash per year.

Pre-Funded Equity

Purchaser Pre-Funded Equity

AAI-1 shall contribute the proceeds of the Debt Financing and the proceeds of the AAI-1 Pre-Funded Equity to Purchaser in the form of aportaciones para Futuros Aumentos de Capital under Mexican law (or a cash injection for future capital increases).

AAI-1 Pre-Funded Equity

Mr. Chico will make an equity contribution of MXP $1,498,200,056 to AAI-1 in the form of aportaciones para Futuros Aumentos de Capital under Mexican law (or a cash injection for future capital increases). The equity contribution will be capitalized after settlement of the Offers, at which time Mr. Chico will receive capital stock of AAI-1.

OUR PLANS FOR ASUR

The purpose of the Offers, along with the subsequent Reorganization of ITA (as defined and described below), is for Mr. Chico to increase and consolidate his direct holdings of Asur in a tax efficient way, while maintaining a public market for the Securities.

As of the date hereof, Mr. Chico directly owns 7,500,010 Series B Shares (including Series B Shares underlying the ADSs) representing approximately 2.9% of the outstanding Series B Shares, and approximately 2.5% of the total outstanding capital stock of Asur. Mr. Chico also indirectly owns 22,950,000 Series BB Shares representing 7.65% of Asur’s total outstanding capital stock through his 51% ownership of ITA, which owns 45,000,000 Series BB Shares. As of the date hereof, ITA has the ability to appoint two members on the seven member board of directors of Asur.

Pursuant to a De-Merger Letter Agreement entered into on March 29, 2007 (the “De-Merger Letter Agreement”) between Mr. Chico and Copenhagen Airports A/S, a corporation organized under the laws of the Kingdom of Denmark (“CPH”) (collectively, the “De-Merger Parties”), the De-Merger Parties have agreed to take all actions necessary to effect the De-Merger of ITA immediately after expiration of the Offers, provided that none of the Offer Conditions shall have occurred and be continuing or if so, such Offer Conditions shall have been waived, at the Expiration Date. A de-merger is a corporate restructuring under Mexican law in which part of ITA would be spun off as a new company and certain assets and liabilities of ITA would be transferred into it. As a result of the De-Merger, ITA would be de-merged into two separate entities, ITA, which would survive and continue to be owned by Mr. Chico (51%) and CPH (49%), and AAI, a newly formed entity, which would initially be owned by Mr. Chico (51%), and CPH (49%). In connection with the De-Merger, the De-Merger Parties have also agreed to cause ITA to convert 22,050,000 Series BB Shares representing 7.35% of the total outstanding capital stock of Asur held by ITA into Series B Shares (the “Conversion”) and to transfer such 22,050,000 just converted Series B Shares (the “Converted Shares”) to AAI as part of the De-Merger. The remaining Series BB Shares representing 7.65% of the total outstanding capital stock of Asur would continue to be held by ITA, as well as the Technical Assistance and Transfer of Technology Agreement, dated December 18, 1998, as amended, entered into among Asur, CPH, ITA and various other parties (the “Technical Assistance Agreement”). In addition, the De-Merger Parties have agreed, subject to expiration of the Offers and provided that none of the Offer Conditions shall have occurred and be continuing or if so, such Offer Conditions shall have been waived, at the Expiration Date, to take all necessary actions to execute an agreement under which CPH agrees to sell its 49% stake in AAI to Mr. Chico (the “Purchase and Sale”) at a cash price (payable in Mexican pesos at closing of such transaction) that would be equal to the number of Converted Shares multiplied by the price paid for each Series B Share in the Offers and otherwise on terms not more onerous to CPH than the terms for a sale of Series B Shares directly in the Offers. It is our understanding that CPH will continue to be a shareholder of ITA on the same terms and conditions as of the date hereof. See diagram 2 below.

Also pursuant to the De-Merger Letter Agreement, the De-Merger Parties have agreed, subject to consummation of the Offers, to take all necessary actions to ensure that the members of the board of directors of ITA and the members of the board of directors of Asur appointed by each of them will propose and cause Asur to implement a distribution policy pursuant to which Asur and its subsidiaries would distribute in each financial year substantially all excess cash by way of distributions of net profit after tax and retained earnings lawfully available for distribution, capital reductions (subject to obtaining the necessary approvals) or otherwise pursuant to applicable law (the “Distribution Policy”). The De-Merger Parties have further agreed that Asur will distribute interim and final dividends. Mr. Chico has agreed to vote, and to cause any of his affiliates to vote, their shares in Asur to implement the Distribution Policy. In addition, the De-Merger Parties have agreed to cause ITA to amend, restate or re-execute the trust governing the Series BB Shares so that the Series BB Shares held in such trust would be voted in connection with the Distribution Policy in the same way as the majority of the Series B Shares vote in any shareholders meeting of Asur.

It is further contemplated that AAI would then merge with and into AAI-1 (the “Merger”). Therefore, after consummation of the De-Merger, Conversion, Purchase and Sale and Merger (together, the “Reorganization of ITA”), (i) AAI-1 would be wholly-owned, except for one share, by Mr. Chico and would hold the Converted Shares representing 7.35% of Asur’s total outstanding capital stock and all of the outstanding capital stock, except for one share, of Purchaser, (ii) Purchaser would continue to hold the 127,950,001 Series B Shares (including Series B Shares underlying the ADSs) acquired in the Offers representing approximately 42.65% of Asur’s total outstanding capital stock, and (iii) ITA would continue to be owned 51% by Mr. Chico and 49% by CPH and hold Series BB Shares representing 7.65% of Asur’s total outstanding capital stock and the Technical Assistance Agreement. AAI-1 would therefore directly and indirectly own 50% plus one share of the total outstanding capital stock of Asur. See diagram 3 below.

Below are diagrams showing the structure of Mr. Chico’s ownership in Asur (1) immediately after the consummation of the Offers and before the Reorganization of ITA, (2) immediately after consummation of the Offers, De-Merger, Conversion and Purchase and Sale and (3) immediately after the Reorganization of ITA.

I. STRUCTURE AFTER CONSUMMATION OF THE OFFERS AND BEFORE THE REORGANIZATION OF ITA

(1)	Plus one share.

(2)	Potentially includes prorated shares owned by Mr. Chico and CPH.

II. STRUCTURE AFTER CONSUMMATION OF THE OFFERS, CONVERSION,
DE-MERGER AND PURCHASE AND SALE

(1)	AAI created from De-Merger of ITA.

(2)	Shares converted from Series BB Shares to Series B Shares prior to De-Merger.

(3)	Plus one share.

(4)	Potentially includes prorated shares owned by Mr. Chico and CPH.

III. STRUCTURE AFTER CONSUMMATION OF THE REORGANIZATION OF ITA

(1)	AAI merged into AAI-1.

(2)	Plus one share.

(3)	Potentially includes prorated shares owned by Mr. Chico and CPH.

In connection with obtaining the Debt Financing, Mr. Chico has also arranged for an unsecured multi-currency loan facility from a bank syndicate arranged by Citigroup of up to MXP $3,025,000,000 (the “Capex and Working Capital Facility”) for Asur and its subsidiaries to fund (i) capital expenditure requirements related to its development plan; (ii) the cost of financing, developing and constructing a proposed new runway at the Cancún airport; (iii) any fees, commissions, costs and expenses and taxes in connection with consummation of the Capex and Working Capital Facility; and (iv) general corporate and working capital requirements. The Capex and Working Capital Facility is comprised of a MXP $2,750,000,000 term loan capital expenditure facility and a MXP $275,000,000 revolving working capital facility. The Capex and Working Capital Facility may be drawn in Mexican pesos and U.S. dollars. The Capex and Working Capital Facility is for a term of 5 years and is subject to an interest rate equal to the aggregate of (i) a margin of 0.75% per annum and (ii) Tasa de Interés Interbancaria de Equilibrio, as quoted by Banco de México and published in the Federal Official Gazette for advances in Mexican pesos, and the London Interbank Offered Rate for advances in U.S. dollars. Mr. Chico expects that the Capex and Working Capital Facility would have other customary terms and conditions for facilities of this nature. The De-Merger Parties have agreed, pursuant to the De-Merger Letter Agreement, to take all necessary actions to ensure that the members of the board of directors of Asur appointed by each of them will approve the Capex and Working Capital Facility and any subsequent refinancing of the Capex and Working Capital Facility in accordance with the principles contained within the De-Merger Letter Agreement. We understand from Asur that the board of directors of Asur approved, subject to consummation of the Offers, the Capex and Working Capital Facility at a board meeting held on May 11, 2007.

We also understand that in order to be prepared for the expected growth of passengers over the next decade, Asur plans to continue with the construction of the second runway at the Cancún airport.

In addition, we understand that the federal government of Mexico (through the SCT), plans to grant a concession for the construction, operation, administration and exploitation of an international airport that would be located in the “Riviera Maya” region in the State of Quintana Roo, Mexico, through a public bidding process. However, there can be no assurance that such public bidding process will be carried out, or in the event that such process is carried out, as to the dates in which it would take place. In the event that the Federal Government decides to carry out such public bidding process, there can be no assurance that Asur will be able to participate therein. In addition, in the event that Asur is allowed to participate, there can be no assurance as to what the results of such public bidding process would be.

While the foregoing are the current plans and intentions of Purchaser and AAI-1, we cannot provide any assurances as to when and if such plans will be accomplished. Except as described above or elsewhere in this Offer to Purchase and subject to our ongoing review, Purchaser and AAI-1 have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving Asur or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any changes in Asur’s board or management, any change in Asur’s capitalization or dividend policy or any other material change in Asur’s corporate structure or business.

Except as described above, it is expected that, initially following consummation of the Offers, the business and operations of Asur will be continued by Asur substantially as they are currently being conducted. AAI-1 and Purchaser will continue to evaluate the business and operations of Asur during the pendency of the Offers and after the consummation of the Offers, and will take such actions as it deems appropriate under the circumstances then existing.

EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES;
EXCHANGE ACT REGISTRATION

The Offers could have the effects on the Securities as described below:

Listing on the NYSE and Mexican Stock Exchange.  We presently anticipate, and will use our reasonable efforts to ensure, that Asur will continue to maintain its listing on the NYSE and Mexican Stock Exchange following our consummation of the Offers. However, it is possible that, due to decreases in trading volume and the number of ADS holders following the purchase of ADSs pursuant to the U.S. Offer, the ADSs will no longer meet the continued listing requirements of the NYSE discussed below. If the ADSs fail to meet the continued listing requirements, the NYSE may choose, at its discretion, to delist the ADSs. Similarly, it is possible that, due to decreases in trading volume and the number of holders of Series B Shares following the purchase of Series B Shares pursuant to the Offers, Asur will no longer meet the continued listing requirements of the Mexican Stock Exchange as discussed below. If Asur fails to meet the continued listing requirements, the Mexican Stock Exchange may choose at its discretion to suspend the quotation of the Series B Shares.

Possible Delisting from the NYSE.  According to the NYSE’s published guidelines, the NYSE would consider delisting the ADSs if, among other things, (i) the number of holders of ADSs (including beneficial holders of shares of ADSs held in the names of NYSE member organizations in addition to holders of record) should fall below 1,200 and the average monthly trading volume of shares of the ADSs for the most recent 12 months should be less than 100,000 ADSs, (ii) the number of publicly held ADSs should fall below 600,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iii) the average global market capitalization over a 30 trading-day period is less than U.S. $75,000,000 and the shareholders’ equity is less than U.S. $75,000,000, (iv) the average global market capitalization over a 30 trading-day period is less than U.S. $25,000,000, (v) the average closing price of an ADS is less than $1.00 over a 30 trading-day period, (vi) an intent to file under any of the sections of the bankruptcy law has been announced or a filing has been made and Asur is committed to proceed, (vii) the ADSs are no longer registered under the Exchange Act, or (viii) the number of holders of ADSs (including beneficial holders of ADSs held in the names of NYSE members organizations in addition to holders of record) should fall below 400.

If the NYSE were to delist the ADSs, it is possible that the ADSs would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc.’s National Market System or other sources. However, the extent of the public market for the ADSs and the availability of such quotations would depend upon such factors as the number of shareholders or the aggregate market value of the ADSs remaining at such time, the interest in maintaining a market in the ADSs on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

Possible Delisting from the Mexican Stock Exchange.  According to the Mexican Stock Exchange, a public company must comply with the following requirements in order to maintain its registration before the Registro Nacional de Valores (“RNV”) (i.e., the Mexican National Securities Registry): (i) a minimum public float of 12% and (ii) at least 100 investors within the general public. Compliance with the financial condition of the company must be confirmed semiannually and compliance with the other requirements must be confirmed annually by the Mexican Stock Exchange. If a company does not comply with these requirements, then the CNBV could require such company to submit a program to remedy its default within 40 Mexican business days. If the company does not comply with such program, then the Mexican Stock Exchange may temporarily suspend quotation of the company’s shares and may ultimately suspend quotation permanently. If, following the consummation of the Offers, Asur is required to delist the Series B Shares from the Mexican Stock Exchange, then, to the extent required under Mexican regulations, prior to the deregistration of the Series B Shares from the RNV, and their delisting from the Mexican Stock Exchange, we will deposit in a trust for a period of at least six months the funds, in Mexican pesos, that would be required to purchase all the Asur securities outstanding after the Offers, other than those owned by us, at the same Mexican peso price paid in the Mexican Offer.

Market for Shares.  The purchase of Securities pursuant to the Offers will reduce the number of Securities that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Securities held by the public.

Exchange Act Registration.  The ADSs and Series B Shares are each currently registered under the Exchange Act. We presently anticipate that Asur will continue to maintain such registration under the Exchange Act. Such registration may be terminated, however, upon application of Asur to the SEC if the Securities are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by Asur to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Asur, such as the requirement to furnish an annual report to shareholders. Furthermore, the ability of “affiliates” of Asur and persons holding “restricted securities” of Asur to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

Margin Regulations.  The ADSs are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of ADSs for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of ADSs and the number and market value of publicly held shares of ADSs, following the purchase of shares of ADSs pursuant to the Offers, the ADSs might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers.

CERTAIN TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences

TO ENSURE COMPLIANCE WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS DOCUMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY HOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

The following is a discussion of certain material United States federal income tax consequences of the U.S. Offer to holders of Securities whose Securities are tendered and accepted for payment pursuant to the U.S. Offer. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to holders of Securities. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders of Securities who hold their Securities as capital assets within the meaning of Section 1221 of the Code.

This discussion does not apply to Securities received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders who may be subject to special tax treatment (including, for example, insurance companies, regulated investment companies, common trust funds, tax-exempt organizations, real estate investment trusts, grantor trusts, dealers or traders in securities or currencies, holders that have a “functional currency” other than the U.S. dollar, banks or other financial institutions, holders who have acquired the Securities as part of a straddle, hedge, conversion transaction or other integrated investment, or persons who own or owned, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of Asur entitled to vote).

Except as specifically set forth herein, this discussion does not consider the effect of any foreign, state or local tax laws nor does it discuss the United States federal income tax consequences to any holder of Securities who, for United States federal income tax purposes, is not a “U.S. Holder” (as defined below). Furthermore, estate and gift tax issues are not addressed herein. As used in this discussion, the term “U.S. Holder” means a beneficial owner of Securities that is any of the following for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A Non-U.S. Holder is a person (other than a partnership) that is not a U.S. Holder (“Non-U.S. Holder”).

If a partnership or other entity treated as a pass-through for United States federal income tax purposes holds Securities, the tax treatment of a partner or an owner of such entity will depend upon the status of the partner or the owner of such entity and the activities of the partnership or such entity. If a U.S. Holder is a partner of a partnership holding Securities or an owner of another entity holding Securities which is treated as a pass-through for United States federal income tax purposes, such holder is urged to consult its tax advisors.

Sale of Series B Shares and/or ADSs.  Subject to the discussion of passive foreign investment company rules below, the sale of Securities for cash pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a U.S. Holder who sells Securities pursuant to the U.S. Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Securities sold pursuant to the U.S. Offer. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) tendered pursuant to the U.S. Offer. Such gain or loss will be long-term capital gain or loss provided that a U.S. Holder’s holding period for such Securities is more than one year at the time of the consummation of the U.S. Offer. Long-term capital gains recognized by an individual upon a disposition of Securities are eligible for reduced rates of taxation (currently at a rate of 15%). Certain limitations apply to the deductibility of a U.S. Holder’s capital losses.

Gain, if any, realized by a U.S. Holder on the sale or other disposition of Securities generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Consequently, if a Mexican withholding tax is imposed on the sale or other disposition of Securities, a U.S. Holder that does not receive significant foreign source income from other sources may not be able to derive effective U.S. foreign tax credit benefits in respect of these Mexican taxes. U.S. Holders are urged to consult their own tax advisors as to the application of the foreign tax credit rules to their disposition of Securities.

The conversion of ADSs by U.S. Holders in exchange for Series B Shares will not be taxable for United States federal income tax purposes. U.S. Holders should take an adjusted tax basis in the Series B Shares immediately after such exchange equal to their adjusted tax basis immediately before such exchange in the ADSs exchanged therefor, plus the amount of the fee paid to the U.S. Receiving Agent in order to effectuate such conversion.

Subject to the discussion below under “Information Reporting and Backup Withholding”, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such Securities unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (2) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Passive Foreign Investment Company.  A sale or other disposition may result in adverse tax consequences if we are a “passive foreign investment company” (a “PFIC”). In general, a foreign corporation will be treated as a PFIC for any taxable year if either (i) 75% or more of its gross income constitutes “passive income”, or (ii) 50% or more of the average value of its assets consists of assets that produce passive income or that are held for the production of passive income. Look through rules apply for the purposes of determining whether income received from a related party is treated as active or passive. Additional rules treat a corporation that owns 25% or more by value of the shares of a subsidiary corporation as owning a proportionate share of the subsidiary corporation’s assets and as receiving directly a proportionate share of the subsidiary’s income.

The proper interpretation of the PFIC rules is not altogether clear, especially with regard to determining whether the type of income earned by Asur is passive income. However, based on an interpretation of available authorities and on information provided in Asur’s Annual Report, ITA does not believe that Asur should be treated as a PFIC for U.S. federal income tax purposes for the period covered therein. The determination as to whether a foreign corporation is a PFIC is a complex determination that is based on all of the relevant facts and circumstances and that involves weighing a number of factors. Further, this determination must be tested annually and a corporation’s circumstances may change. As a result, there can be no assurance that the IRS will not contend, and that a court will not ultimately hold, that Asur has been or will be a PFIC. U.S. Holders are urged to consult with their own tax advisors regarding whether Asur will be a PFIC and the consequences if Asur is a PFIC.

Information Reporting and Backup Withholding.  A U.S. Holder whose Securities are purchased in the U.S. Offer may be subject to information reporting. In addition, a U.S. Holder of Securities may be subject to backup withholding at the rate of 28% on the proceeds from the sale of Securities pursuant to the U.S. Offer unless such holder is an exempt recipient (such as a corporation) or provides the respective U.S. Receiving Agent or Bancomer with the holder’s correct taxpayer identification number and certifies that such holder is exempt from or otherwise not subject to backup withholding by completing the Substitute Form W-9 included with the ADS Letter of Transmittal. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the United States federal income tax liability of any holder subject to backup withholding. In addition, procedures are available to holders subject to backup withholding to obtain a refund of the amount of any excess backup withholding. For further information concerning backup withholding and instructions for completing the Substitute Form W-9, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9”.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, HOLDERS OF SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE SPECIFIC TAX CONSEQUENCES OF THE U.S. OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, ESTATE TAX, GIFT TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

Material Mexican Income Tax Consequences

Asur is a company incorporated and existing under the laws of Mexico. Generally, under the Mexican Income Tax Statute (“MITS”), the sale of stock issued by a Mexican company generates Mexican-source income that is subject to income tax in Mexico, without regard to the tax residency of the seller. However, gain from the sale of stock of a Mexican company that is traded over a recognized securities market is exempt from Mexican income tax in certain cases, as described below.

Mexican Residents

•	Mexican resident individuals who were not Security holders of Asur when its securities became publicly traded. A Mexican resident individual who obtains income from the sale of stock of a Mexican company traded over a recognized securities exchange market designated as such under the Ley de

Mercado de Valores, which we refer to as the “Mexican Securities Law”, or through a securities exchange market located in a country with which Mexico has entered into a double taxation treaty is exempt from Mexican income tax on such sale. The same tax treatment is applicable to the sale of depositary receipts issued by a non-Mexican financial institution with reference to stock of a Mexican entity, such as the ADSs, that are traded in a non-Mexican recognized securities exchange, located in a country with which Mexico has entered into a double taxation treaty.

•	Mexican resident individuals who were Security holders of Asur when its securities became publicly traded. Income derived by individuals who were Security holders of Asur when its securities became publicly traded (i.e., Asur registered before the RNV) will qualify for the exemption only if the following conditions are met:

•	five uninterrupted years have elapsed since the initial public offering of Asur;

•	at least 35% of the subscribed and paid stock of Asur is publicly traded, as defined by the Mexican administrative regulations issued by the Ministry of Finance and Public Credit;

•	the tender offer comprises all the classes of stock of Asur and is at the same price per share for all Security holders; and

•	all Security holders are entitled to accept more favorable offers, without incurring any penalties.

Failure to comply with any of the requirements mentioned above will cause the sale to be taxable for that particular Security holder.

•	Mexican resident entities. Mexican resident entities will be subject to income tax in Mexico for capital gains derived from the sale of stock over a securities exchange at the Mexican statutory corporate tax rate of 28%.

Non-Mexican Residents

In general, the sale of stock issued by a Mexican company will create Mexican-source income that is taxable to a non-Mexican resident in Mexico. Certain exemptions apply to stock or depositary receipts that are traded over a recognized securities market, as described below:

•	Non-Mexican resident individuals who were not Security holders of Asur when its securities became publicly traded. The sale of stock by a non-Mexican resident individual in a transaction traded over a recognized securities exchange market designated as such under the Mexican Securities Law or through a recognized securities exchange market located in a country with which Mexico has entered into a double taxation treaty is exempt from income tax in Mexico. The same tax treatment is applicable to depositary receipts issued by a non-Mexican financial institution with reference to stock issued by a Mexican entity, such as the ADSs, that are traded in a non-Mexican securities exchange located in a country with which Mexico has entered into a double taxation treaty.

•	Non-Mexican resident individuals who were Security holders of Asur when its securities became publicly traded. In tender offers, income obtained by non-Mexican resident individuals who were Security holders of Asur when its securities became publicly traded (i.e., Asur was registered before the RNV) will be exempt if the conditions mentioned above under the caption “Mexican resident individuals — Mexican resident individuals who were Security holders of Asur when its securities became publicly traded” are met. Otherwise, such individual will be taxed.

•	Non-Mexican resident entities that were not Security holders of Asur when its securities became publicly traded. The sale of stock by a non-Mexican resident entity in a transaction traded over a recognized securities exchange market designated as such under the Mexican Securities law or a recognized securities exchange market located in a country with which Mexico has entered into a double taxation treaty is exempt from income tax in Mexico. The same tax treatment is applicable to depository receipts issued by a non-Mexican financial institution with reference to stock issued by a

Mexican entity, such as the ADSs, that are traded in a recognized non-Mexican securities exchange located in a country with which Mexico has entered into a double taxation treaty.

•	Non-Mexican resident entities that were Security holders of Asur when its securities became publicly traded. As in the case of non-Mexican resident individuals, should a non-Mexican resident entity be a Security holder of Asur at the time its securities became publicly traded, the conditions mentioned above under the caption “— Mexican Residents” will have to be met in order for the sale in a public tender offer to be exempted from income tax in Mexico.

For Asur Series B Shares acquired on or after January 1, 2002 under the MITS, for purposes of computing taxable income, the tax basis in Series B Shares of Asur is the tax basis of the Series B Shares being transferred under the normal tax basis rules as provided in the MITS (i.e., the acquisition price, plus (minus) certain adjustments).

For Asur Series B Shares placed among the public at large acquired before January 1, 2002, under applicable regulations, for purposes of computing taxable income, the taxpayer can opt to apply the tax basis of the Series B Shares being transferred under the normal tax basis rules as provided in the MITS, or to apply as tax basis the average of the last twenty two transactions realized with such Series B Shares during 2001. If such transactions are “unusual” with regards to the number and volume of transactions realized, then the taxpayer must take into consideration the last stock quotes of the day of the last six months of 2001.

Mexican Withholding Tax Consequences

•	Withholding tax consequences for non-Mexican residents. If the sale is taxable to a non-Mexican resident (whether such resident is an individual or an entity), when the “acquirer of the stock” is a Mexican resident or a foreign resident with a permanent establishment in Mexico, the acquirer will have to withhold 25% of the gross income derived from the transaction. Alternatively, the acquirer may withhold 28% on the gain when the seller has a legal representative in Mexico, opts to pay a 28% tax rate on the gain derived from the transaction, and complies with the requirements under the MITS regulations.

•	Withholding tax consequences for Mexican resident individuals. If the sale is taxable to an individual Mexican resident, when the “acquirer of the stock” is a Mexican resident or a foreign resident with a permanent establishment in Mexico, the acquirer will have to withhold 20% of the gross income derived from the transaction. Alternatively, the acquirer may withhold less if the seller gives a notice to the acquirer stating that the transaction will generate a lower tax and files an certified accountant’s report complying with the requirements pursuant to the regulations of the MITS.

•	Withholding tax consequences for Mexican resident entities. Under the MITS, the “broker in charge of the sale” has no obligation to withhold from the proceeds of the sale payable to a Mexican resident entity.

Withholding tax consequences for U.S. beneficiaries of the U.S.-Mexican Tax Treaty.  Mexico has entered into certain treaties to avoid double taxation, pursuant to which Mexico will not tax capital gains in certain cases, if the effective beneficiary is resident of a country with which Mexico has entered into such a treaty, provided the procedural provisions set forth in the treaty and the MITS are fulfilled, including any obligation to request a registration, prove its tax residence, file an accountant’s report and appoint a legal representative. In the case of the U.S.-Mexico Treaty, Mexico will be precluded from imposing taxes on capital gains, unless any of the following cases apply: (i) 50% or more of the value of such Mexican entity’s shares is represented by real estate situated in Mexico; (ii) the U.S. holder owned more than 25% of the outstanding shares (including ADSs) of Asur, directly or indirectly, during the preceding 12-month period; or (iii) the gain is attributable to a permanent establishment of the U.S. holder in Mexico. The application of the treaty will override any Mexican internal provision in this respect.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO YOU AND THE PARTICULAR TAX EFFECTS TO YOU OF THE OFFERS.

DEALER MANAGER, INFORMATION AGENT, U.S. RECEIVING AGENT AND OTHER EXPENSES

Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of, or making recommendations regarding, the Securities pursuant to the U.S. Offer.

We have retained Credit Suisse Securities (USA) LLC to act as the Dealer Manager in connection with the tender of the Securities in the U.S. Offer. The Dealer Manager may make reasonable efforts to solicit tenders of Securities pursuant to the U.S. Offer and communicate generally regarding the U.S. Offer with brokers, dealers, commercial banks and trust companies and other holders of Securities, as well as the depositary and Information Agent. The Dealer Manager will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith.

We have retained The Bank of New York to act as the U.S. Receiving Agent in connection with the tender of the Series B Shares and ADSs in the U.S. Offer. We have retained Casa de Bolsa Credit Suisse (México), S.A. de C.V. to act as the Mexican Receiving Agent (the “Mexican Receiving Agent”) in connection with the tender of the Series B Shares in the Mexican Offer. The U.S. Receiving Agent and the Mexican Receiving Agent have not been retained to make solicitations or recommendations in their respective roles as U.S. Receiving Agent and Mexican Receiving Agent. The U.S. Receiving Agent and the Mexican Receiving Agent will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We have retained Georgeson, Inc. to act as the Information Agent in connection with the U.S. Offer. The Information Agent may contact holders of Securities by mail, telephone, facsimile, and personal interviews and may request brokers, dealers and other nominee Security holders to forward materials relating to the U.S. Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

Credit Suisse Securities (USA) LLC and Promecap, S.C. are exclusive financial advisors in the Offers.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

As of the date hereof, AAI-1 and Purchaser have obtained the regulatory approvals necessary to consummate the Offers from the CNBV, SEC, the Mexican Ministry of Communications and Transport (Secretaría de Comunicaciones y Transportes or the “SCT”) and the Mexican Antitrust Commission.

Based on our examination of publicly available information filed by Asur with the SEC and other publicly available information concerning Asur, except for actions or approvals by the SEC, CNBV, SCT, and the Mexican Antitrust Commission, we are not aware of:

•	any governmental license or regulatory permit that appears to be material to Asur’s business that might be adversely affected by our acquisition of Securities as contemplated herein;

•	any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Securities by us as contemplated herein; or

•	any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the U.S. Offer.

Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. We are unable to predict whether such approval or other action may determine that we are required to delay the acceptance for payment of or payment for Securities tendered pursuant to the U.S. Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Asur’s business or certain parts of Asur’s business might not have to be disposed of. Our obligation under the U.S. Offer to accept for payment and pay for Securities is subject to the Offer Conditions as described above under the caption “THE U.S. OFFER — Certain Conditions to the U.S. Offer”. None of the Offer Conditions shall have occurred or be continuing or if so, such Offer Conditions shall have been waived, on or before the Expiration Date.

Exemptive relief.  In order to facilitate the making of the U.S. Offer, we have requested from the SEC relief with respect to certain rules promulgated under the Exchange Act. In particular, we have requested the following:

•	exemptive relief from the provisions of Rule 14d-10(a)(1) under the Exchange Act to permit the dual U.S. and Mexican offer structure described in this Offer to Purchase; and

•	exemptive relief from the provisions of Rule 14e-5 under the Exchange Act to permit Purchaser to purchase or arrange to purchase Series B Shares pursuant to the Mexican Offer during the period in which the U.S. Offer is open.

On May 9, 2007 the SEC granted the relief described above.

INFORMATION REGARDING ASUR

General

The information contained in this Offer to Purchase regarding Asur is derived from or is based upon reports and other documents on file with the SEC, including Asur’s Annual Report, and other publicly available data. Although we do not have any knowledge that would indicate that any statements contained herein based on such reports or documents are untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by Asur to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

Asur is subject to the informational requirements of the Exchange Act. Accordingly, Asur files reports and other information with the SEC. Asur also furnishes to its shareholders annual reports, which include financial statements audited by its independent certified public accountants, and other reports which the law requires Asur to send to its shareholders. You may read and copy any reports or other information that Asur files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 or at the website maintained by the SEC at http://www.sec.gov. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These reports and other information may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. As a foreign private issuer, Asur is not required to furnish proxy statements to holders of Series B Shares or ADSs.

According to Asur’s Annual Report, Asur is a sociedad anónima bursátil de capital variable organized under the laws of Mexico. Asur was incorporated in 1998 as part of the Mexican government’s program for the opening of Mexico’s airports to private-sector investment. The duration of Asur’s corporate existence is indefinite. Asur is a holding company and conducts all of its operations through its subsidiaries. Asur’s registered office is located at Bosque de Alisos No. 47A-4, Bosques de las Lomas, CP 05120 Mexico, D.F., Mexico, and its telephone number is + 52 55 5284 0400. Asur, through its subsidiaries, holds concessions to operate, maintain and develop nine airports in the southeast region of Mexico for a period of fifty years from November 1, 1998. As operator of these airports, Asur charges airlines, passengers and other users fees for the use of the airports’ facilities. Asur also derives rental and other income from commercial activities conducted at its airports, such as the leasing of space to restaurants and retailers. Asur’s concessions include the concession for Cancún airport, the second busiest airport in Mexico in 2005 in terms of passenger traffic, according to the Mexican Airport and Auxiliary Services Agency. Asur also holds concessions to operate the airports in Cozumel, Huatulco, Mérida, Minatitlán, Oaxaca, Tapachula, Veracruz and Villahermosa.

Financial Budgets and Other Information

Mr. Chico, as the Chairman of Asur’s board of directors and CEO of Asur, and as the owner of 51% of the outstanding capital stock of ITA, the controlling shareholder of Asur, has routinely been given access to non-public management budgets with respect to the possible future performance of Asur (“Asur Budgets”). In addition, pursuant to the Technical Assistance Agreement, Mr. Chico is directly involved in the strategic discussion and business plan preparations of Asur, has direct contact with Asur’s senior management and has access to non-public Asur Budgets.

Asur, does not, as a matter of course, make public budgets as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, Purchaser, AAI-1 and Mr. Chico have had access to Asur Budgets and accordingly, the following summaries of Asur Budgets are included in this Offer to Purchase. Asur Budgets do not reflect any of the effects of the Offers or other changes that may in the future be deemed appropriate concerning Asur and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. Purchaser, AAI-1 and Mr. Chico believe that the assumptions upon which Asur Budgets are based were reasonable at the time Asur Budgets were prepared, given the information known by management of Asur at such time.

ASUR BUDGETS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS. ASUR BUDGETS DO NOT PURPORT TO PRESENT OPERATIONS OR FINANCIAL CONDITION IN ACCORDANCE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE U.S. THE PROSPECTIVE FINANCIAL INFORMATION INCLUDED IN THIS OFFER TO PURCHASE HAS BEEN PREPARED BY, AND IS THE RESPONSIBILITY OF, ASUR’S MANAGEMENT. ASUR BUDGETS ARE IN GENERAL PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. ASUR BUDGETS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS AVAILABLE TO PURCHASER, AAI-1 AND MR. CHICO. THESE BUDGETS ARE FORWARD-LOOKING STATEMENTS AND ARE BASED ON THEN-CURRENT EXPECTATIONS, BUDGETS AND ASSUMPTIONS OF ASUR’S MANAGEMENT AND INVOLVE RISKS AND UNCERTAINTIES, SOME OF WHICH ARE OUTSIDE ASUR’S CONTROL, THAT WOULD CAUSE ACTUAL OUTCOMES AND RESULTS TO DIFFER MATERIALLY FROM CURRENT EXPECTATIONS. THESE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHER THINGS, CHANGES IN GENERAL ECONOMIC CONDITIONS, NATURAL DISASTERS, AN INCREASE IN INTERNATIONAL PETROLEUM PRICES, A DECREASE IN PASSENGER TRAFFIC, CUSTOMER ATTRITION AND INCREASED COMPETITION. FOR A DISCUSSION OF RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS, PLEASE REFER TO ASUR’S FILINGS WITH THE SEC, INCLUDING THE INFORMATION INCLUDED UNDER “ITEM 3” IN ASUR’S ANNUAL REPORT. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING ASUR BUDGETS WILL PROVE ACCURATE OR THAT ASUR BUDGETS WILL BE REALIZED. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND BUDGETED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESSER THAN THOSE CONTAINED IN ASUR BUDGETS. THE INCLUSION OF ANY OF ASUR BUDGETS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PURCHASER, AAI-1, MR. CHICO OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES

CONSIDERED OR CONSIDER ANY OF ASUR BUDGETS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND NONE OF ASUR BUDGETS SHOULD BE RELIED UPON AS SUCH. NONE OF PURCHASER, AAI-1, MR. CHICO, ASUR OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATIONS TO ANY PERSON REGARDING THE ULTIMATE PERFORMANCE OF ASUR COMPARED TO THE INFORMATION CONTAINED IN ASUR BUDGETS, AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE ASUR BUDGETS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING ASUR BUDGETS ARE SHOWN TO BE IN ERROR.

ASUR BUDGETS HAVE BEEN PREPARED BY, AND ARE THE RESPONSIBILITY OF, ASUR’S MANAGEMENT. PRICEWATERHOUSECOOPERS S.C., ASUR’S INDEPENDENT ACCOUNTANTS, HAS NEITHER EXAMINED NOR COMPILED ASUR BUDGETS AND, ACCORDINGLY, PRICEWATERHOUSECOOPERS S.C. DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO.

2007 Budget
(In 000s Dec 07 Pesos)

Total Revenues	2,612,938
EBITDA	1,488,791
Net Profit	537,440
Capex (in current pesos)	985,253

Source: Based on Asur Budget January 2007

Bylaws

ITA, of which Mr. Chico owns 51%, holds Series BB Shares representing 15% of Asur’s capital stock through a trust. Pursuant to Asur’s bylaws, as amended and restated on April 27, 2006, and as Asur’s “Strategic Partner” pursuant to the Participation Agreement, dated December 18, 1998, as amended, entered into among Asur, CPH, ITA and various other parties (the “Participation Agreement”), ITA has the right to appoint two members of the board of directors of Asur, currently Mr. Chico and Mr. Rasmus Christiansen. The members of the board of directors of Asur appointed by ITA have the following rights: (i) propose the candidates for the CEO of Asur to the board of directors, (ii) remove the CEO of Asur, (iii) appoint and remove half of the first level officers of Asur, (iv) appoint two members of the Operating Committee and at least one member of the Acquisitions and Contracts Committee, and (v) the determine the conformation of the Operating Committee. Additionally, ITA has the following negative control/veto rights in Asur: (a) approval of the financial statements, (b) early liquidation or wind-up of Asur, (c) increases or decreases of capital, (d) declaration and payment of dividends, (e) amendments of Asur’s bylaws, (f) mergers, spin offs or splits of shares, (g) the granting of or modification of special rights to every series of shares, and (h) any decision that results in the amendment or annulment of any resolution adopted by the board of directors of Asur. The foregoing rights shall remain in effect as long as Series BB Shares represent at least 7.65% of the outstanding capital stock of ASUR and the Technical Assistance Agreement is in effect, which are proposed to be the case after the consummation of the Offers and the Reorganization of ITA.

Capital Stock

According to Asur’s Annual Report filed with the SEC, there were, at the time of such report, 255,000,000 Series B Shares outstanding (including those in the form of ADSs) and 45,000,000 Series BB Shares outstanding.

Price Range of Securities

Price Range for Series B Shares.  The Series B Shares are listed and traded on the Mexican Stock Exchange under the symbol “ASUR”. The following table sets forth, for the periods indicated, the quarterly high, low and average per Series B Share closing prices of the Series B Shares in Mexican pesos. The following information reflects nominal Mexican peso amounts as of the trade dates and has not been restated in constant Mexican pesos.

	Mexican Stock Exchange Pesos per Share
	High		Low		Average

Calendar Year 2005
First Quarter	Ps.	$36.60	Ps.	$28.72	Ps.	$31.95
Second Quarter		34.81		31.77		33.04
Third Quarter		44.68		33.50		39.17
Fourth Quarter		42.84		32.64		35.87
Calendar Year 2006
First Quarter	Ps.	$36.85	Ps.	$30.63	Ps.	$34.14
Second Quarter		42.82		35.37		39.16
Third Quarter		42.03		33.67		38.07
Fourth Quarter		49.07		40.09		44.64
Calendar Year 2007
First Quarter	Ps.	$52.42	Ps.	$46.30	Ps.	$49.16
Second Quarter to May 10, 2007		54.69		52.73		53.43

Note: Based on Closing Price.

On March 28, 2007, the last trading day before we announced our intention to commence the U.S. Offer to the board of directors of Asur, the closing price of the Series B Shares reported on the Mexican Stock Exchange was Ps. $49.61, or U.S. $4.48, per Series B Share, using the Quoted Exchange Rate of Ps. $11.0813 to U.S. $1.00 on March 28, 2007. Holders of Series B Shares are urged to obtain a current market quotation for the Series B Shares.

On May 10, 2007, the last practicable full day of trading on the Mexican Stock Exchange prior to the printing of this Offer to Purchase, the reported closing sales price of the Series B Shares was Ps. $53.36, or U.S. $4.93, per Series B Share, using the Quoted Exchange Rate of Ps. $10.8178 to U.S. $1.00 on May 10, 2007. Holders of Series B Shares are urged to obtain a current market quotation for the Series B Shares.

The U.S. Offer price of Ps. $56.00 per Series B Share will be paid in U.S. dollars based on the Applicable Exchange Rate. On May 10, 2007, the last practicable trading day prior to printing this Offer to Purchase, the Quoted Exchange Rate was Ps. $10.8178 per U.S. $1.00. Exchange rates are subject to fluctuation. Holders are urged to obtain a current market quotation of the exchange rate of Mexican pesos to U.S. dollars.

The offering price represents a premium of 15.0% above the one month volume weighted average price of the Series B Shares as of the last trading day before we announced our intention to commence the U.S. Offer to the board of directors of Asur, a premium of 12.9% above the closing price of the Series B Shares as of the last trading day before we announced our intention to commence the U.S. Offer to the board of directors of Asur, and a premium of 4.9% above the May 10, 2007 market price of the Series B Shares.

Price range of ADSs.  The ADSs are listed and traded on the NYSE under the symbol “ASR”. Each ADS represents ten Series B Shares. The following table sets forth, for the periods indicated, the quarterly high, low and average closing prices of the ADSs in U.S. dollars.

	New York Stock Exchange U.S. Dollars per ADS
	High	Low	Average

Calendar Year 2005
First Quarter	$33.26	$25.12	$28.57
Second Quarter	32.44	28.81	30.16
Third Quarter	41.40	32.05	36.73
Fourth Quarter	40.00	30.20	33.50
Calendar Year 2006
First Quarter	$34.45	$29.17	$32.21
Second Quarter	38.90	31.16	35.13
Third Quarter	38.20	30.78	34.74
Fourth Quarter	45.05	37.17	41.05
Calendar Year 2007
First Quarter	$47.55	$41.36	$44.50
Second Quarter to May 10, 2007	50.33	47.96	48.70

Note: Based on Closing Price.

On March 28, 2007, the last trading day before we announced our intention to commence the U.S. Offer to the board of directors of Asur, the closing price of ADSs reported on the NYSE was U.S. $44.98, or Ps. $498.44, per ADS, using the Quoted Exchange Rate of Ps. $11.0813 per U.S. $1.00 on March 28, 2007. Holders of ADSs are urged to obtain a current market quotation for the ADSs.

On May 10, 2007, the last practicable full day of trading on the Mexican Stock Exchange prior to the printing of this Offer to Purchase, the reported closing sales price of the ADSs was U.S. $49.15, or Ps. $531.69, per ADS using the Quoted Exchange Rate of Ps. $10.8178 per U.S. $1.00 on May 10, 2007. Holders of ADSs are urged to obtain a current market quotation for the ADSs.

The U.S. Offer price of Ps. $560.00 per ADS will be paid in U.S. dollars based on the Applicable Exchange Rate. On May 10, 2007, the last practicable full trading days prior to the printing of this Offer to Purchase, the Quoted Exchange Rate was Ps. $10.8178 per U.S. $1.00. Exchange rates are subject to fluctuation. Holders are urged to obtain a current market quotation of the exchange rate of Mexican pesos to U.S. dollars.

The offering price represents a premium of 14.6% above the one month volume weighted average price of the ADSs as of the last trading day before we announced our intention to commence the U.S. Offer to the board of directors of Asur, a premium of 12.4% above the closing price of the ADSs as of the last trading day before we announced our intention to commence the U.S. Offer to the board of directors of Asur, and a premium of 5.3% above the May 10, 2007 market price of the ADSs.

INFORMATION REGARDING PURCHASER, AAI-1 AND MR. CHICO

Purchaser is a corporation (sociedad anónima de capital variable) formed under the laws of Mexico to serve as an acquisition vehicle for AAI-1 for the purpose of making the Offers, with no current operations other than those incident to the commencement of the Offers. The principal offices of Purchaser are located at Bosque de Alisos 47A-3, Bosques de las Lomas, CP 05120, Mexico D.F., Mexico and its telephone number is +52 55 1105 0800. All of the issued and outstanding capital stock of Purchaser, except for one share, is owned by AAI-1.

Until immediately prior to the time that Purchaser will purchase Securities pursuant to the Offers, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offers. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

AAI-1 is a Mexican corporation (sociedad anónima de capital variable) formed by Mr. Chico for the purposes of forming Purchaser and consummating the Reorganization of ITA. AAI-1’s address is Bosque de Alisos 47A-3, Bosques de las Lomas, CP 05120, Mexico D.F., Mexico and its telephone number at such address is +52 55 1105 0800. Because AAI-1 is newly formed and has minimal assets and capitalization, no meaningful financial information regarding AAI-1 is available. All of AAI-1’s issued and outstanding capital stock except for one share is owned by Mr. Chico. Mr. Chico’s business address is c/o Promecap, S.C., Bosque de Alisos No. 47A-3, Bosques de las Lomas, CP 05120, Mexico, D.F., Mexico and his business telephone at such office is: +52 55 1105 0800. Mr. Chico is a citizen of Mexico. Mr. Chico’s current principal occupation is the founder and President of Promecap, S.C., a sociedad civil organized and existing under the laws of Mexico (“Promecap”). Mr. Chico is the Chairman of the board of directors of Asur and currently serves as the CEO of Asur. As the CEO of Asur, Mr. Chico cannot be removed from such position without the consent of the members of the board of directors of Asur appointed by the Series BB Shares (including Mr. Chico himself).

During the last five years, none of Purchaser, AAI-1, Mr. Chico or, to the best of their knowledge, any of the persons or entities listed in Annex I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or by settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Mr. Chico is the beneficial owner of 7,500,010 or approximately 2.9% of Asur’s Series B Shares (including Series B Shares underlying the ADSs), or 2.5% of Asur’s total outstanding capital stock. Mr. Chico is also the indirect owner of 7.65% of Asur’s total outstanding capital stock in the form the Series BB Shares through his 51% ownership of ITA, which owns 45,000,000 Series BB Shares of Asur through a trust, representing 15% of the total outstanding capital stock of Asur. Pursuant to Asur’s bylaws, as amended and restated on April 27, 2006, ITA is entitled to elect two members of Asur’s board of directors, currently Mr. Chico and Mr. Rasmus Christiansen. As discussed above, Asur’s bylaws also provide ITA with certain veto rights with respect to certain corporate actions provided that ITA continues to own Series BB Shares representing at least 7.65% of Asur’s capital stock. Mr. Luis Chico Pardo, Mr. Chico’s brother and a director of ITA, is the beneficial owner of 14,000 ADSs, representing 140,000 Series B Shares. We have been informed that as of the date hereof Mr. Luis Chico intends to tender all of his Securities of Asur into the Offers although he is under no obligation to do so.

Other than Mr. Chico and Mr. Luis Chico Pardo, and except as described in this Offer to Purchase, none of Purchaser, AAI-1 or, to the best of their knowledge, any of the persons or entities listed in Annex I to this Offer to Purchase, or any associate or majority-owned subsidiary of Purchaser, AAI-1 or Mr. Chico or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in Annex I to this Offer to Purchase, (i) beneficially owns or has any right to acquire, directly or indirectly, any Securities of Asur and (ii) effected any transaction in the Securities during the past 60 days.

Purchaser and AAI-1 maintain books and records in Mexican pesos and prepare financial statements in Mexican pesos pursuant to Mexican Generally Accepted Accounting Principles. Since Purchaser and AAI-1 have only both been in existence since March 30, 2007, they do not yet have audited or unaudited financial statements. Purchaser and AAI-1 are special purpose vehicles formed in connection with the Offers and have no material assets and liabilities. Mr. Chico has a net worth in excess of U.S. $275,000,000, none of which is derived from illiquid assets or subject to material guarantees or contingencies that may negatively affect Mr. Chico’s net worth.

BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS,
NEGOTIATIONS AND AGREEMENTS

Background of the Offers; Negotiations

Beginning in August, 2006, representatives of Mr. Chico held preliminary discussions with certain parties, including ITA and CPH, to explore a potential dual offer in the United States and Mexico to acquire a significant amount of the outstanding Series B Shares of Asur (including the Series B Shares underlying the ADSs). When these discussions did not result in an agreement to commence the dual offer, discussions were terminated in March, 2007 and Mr. Chico began to explore the feasibility of commencing the Offers without any partners.

In March 2007, Mr. Chico had discussions with CPH regarding the De-Merger, the Conversion and the Purchase and Sale. On March 29, 2007, Mr. Chico and CPH executed the De-Merger Letter Agreement.

On March 29, 2007, Mr. Chico, AAI-1 and Purchaser delivered a letter and made a presentation to the board of directors of Asur indicating their intention to commence the Offers.

On March 30, 2007, Mr. Chico formed AAI-1. All of AAI-1’s issued and authorized capital stock is owned by Mr. Chico, except for one share.

On March 30, 2007, AAI-1 formed Purchaser to conduct the Offers. All of Purchaser’s issued and outstanding capital stock is owned by AAI-1, except for one share.

On March 30, 2007, Asur announced Mr. Chico’s intention to commence the Offers in a press release.

On April 26, 2007, the board of directors of Asur approved an amendment to the Participation Agreement that was requested by the SCT in connection with its approval of the Mexican Offer. The amendment, dated April 30, 2007, eliminated a general restriction on shareholders of Asur that prohibited any shareholder from, individually or collectively with a group of “related parties” (as defined in the Participation Agreement), voting more than 10% of the capital stock of Asur.

On April 27, 2007, the Mexican Antitrust Commission Approved the Mexican Offer.

On April 30, 2007, the SCT approved the Mexican Offer.

On May 9, 2007 the SEC granted exemptive relief with respect to the U.S. Offer.

On May 11, 2007 CNBV approval was received with respect to the Mexican Offer.

We have been informed by Asur that on May 8, 2007, the board of directors of Asur held at board meeting at which they: (i) issued their approval of the Offers pursuant to Asur’s bylaws; (ii) issued their opinion that the price to be paid to tendering holders in the Offers is fair based upon the fairness opinion delivered to the board by J.P. Morgan Securities Inc. at the request of the Special Committee of Asur, which was formed by the Audit Committee of Asur in connection with the Offers; (iii) confirmed that no event of default shall occur under the Technical Assistance Agreement in the event of a change of control of ITA (as defined in the Participation Agreement) in the event that ITA implements the De-Merger as described in this Offer to Purchase; (iv) agreed to amend, restate or re-execute the trust governing the Series BB Shares so that the Series BB Shares held in such trust would be voted in connection with the Distribution Policy in the same way as the majority of the Series B Shares vote in any shareholders meeting of Asur; and (v) approved, subject to consummation of the Offers, the Capex and Working Capital Facility.

On May 14, 2007 Purchaser commenced the Offers.

Past Transactions and Material Contracts

As discussed above, pursuant to the De-Merger Letter Agreement, Mr. Chico and CPH have agreed to the De-Merger, the Conversion and the Purchase and Sale.

MISCELLANEOUS

Purchaser is not aware of any jurisdiction where the making of the U.S. Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Securities in any jurisdiction in which the making of the U.S. Offer or the acceptance of Securities would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the ADS Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Purchaser has filed with the SEC the Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the U.S. Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained in the manner described under the caption “INFORMATION REGARDING ASUR — General”.

Agrupación Aeroportuaria Internacional II, S.A. de C.V.
Agrupación Aeroportuaria Internacional I, S.A. de C.V.
Fernando Chico Pardo

May 14, 2007

ANNEX I — INFORMATION CONCERNING MR. CHICO AND THE DIRECTORS
AND EXECUTIVE OFFICERS OF PURCHASER AND AAI-1

1. Fernando Chico Pardo.  Mr. Chico’s current principal occupation is the founder and president of Promecap, S.C., a financial services firm, which occupation he has held since 1997 until the present. Mr. Chico’s business addresses and telephone is that of Promecap, S.C. at Bosque de Alisos No. 47A-3, Bosques de las Lomas, CP 05120, Mexico, D.F., Mexico, +52 55 1105 0800. From April 28, 2005 to the present Mr. Chico has been the Chairman of the Board of Directors of Asur, with principal offices at Bosque de Alisos No. 47A-4, Bosques de las Lomas, CP 05120 Mexico, D.F., Mexico. Mr. Chico has also served as the CEO of Asur since January 2007. Since 2004, Mr. Chico has been a member of the Board of Directors of ITA, the principal offices of which are located at Bosque de Alisos No. 47A-4, Bosques de las Lomas, CP 05120, Mexico D.F., Mexico and the telephone number at such office is: +52 55 5284 0488. Mr. Chico has also been a member of the boards of directors, among others, of (i) Grupo Carso, S.A. de C.V. (Miguel de Cervantes Saavedra #255, Ampliación Granada, CP 11500, Mexico, D.F., Mexico; +(52) 55 5328 5800) since 1987; (ii) Grupo Financiero Inbursa, S.A. de C.V. (Paseo de las Palmas No. 736, Lomas de Chapultepec, CP 11000, Mexico, D.F., Mexico; + 52 55 5625 4900) since 1992; (iii) Grupo Posadas, S.A. de C.V. (Paseo de la Reforma 155 PH, Colonia Lomas de Chapultepec, CP 11000, Mexico, D.F., Mexico; + 52 55 5326 6700) since 1995; (iv) Sanborns Hermanos, S.A. de C.V. (Calvario #100, Tlalpan, CP 14000, Mexico, D.F., Mexico; + 52 55 5325 9800) since 1992; and (v) Sears Roebuck de México, S.A. (Vasco de Quiroga #3800, Santa Fe, Antigua Mina Totolapa, CP 05109, Mexico, D.F., Mexico; + 52 55 5257 9300) since 1997.

2. Directors of Purchaser.  Other than Mr. Chico, who is the Sole Administrator of Purchaser, Purchaser has no directors.

3. Executive Officers of Purchaser.  Purchaser has no executive officers.

4. Directors of AAI-1.  Other than Mr. Chico, who is the Sole Administrator of AAI-1, AAI-1 has no directors.

5. Executive Officers of AAI-1.  AAI-1 has no executive officers.

ANNEX II — PROCEDURES FOR TENDERING INTO THE MEXICAN OFFER

IF YOU CHOOSE TO TENDER YOUR SERIES B SHARES INTO THE MEXICAN OFFER YOUR RIGHTS WITH RESPECT TO YOUR TENDERED SERIES B SHARES WILL BE GOVERNED BY MEXICAN LAWS AND REGULATIONS AND YOU WILL NOT HAVE THE BENEFIT OF THE TENDER OFFER RULES UNDER THE EXCHANGE ACT.

In the Mexican Offer, Purchaser is offering to purchase, together with Securities purchased in the U.S. Offer, an aggregate of 127,950,001 of the outstanding Series B Shares of Asur (including by purchase of ADSs). In the aggregate, Purchaser is offering to purchase no more than 127,950,001 Series B Shares (including by purchase of ADSs, each ADS representing 10 Series B Shares) in the Offers, including any Securities tendered by Mr. Chico. The Series B Shares (including Series B Shares underlying the ADSs) sought in the Offers represent approximately 42.65% of the total issued and outstanding capital stock of Asur and will represent approximately 46.18% of the Series B Shares (including Series B Shares underlying the ADSs) after giving effect to the Offers and the Conversion. In addition, after expiration of the Offers, provided that none of the conditions to the Offers shall have occurred and be continuing or if so, such conditions shall have been waived, Mr. Chico expects to acquire an additional 7.35% of the outstanding capital stock of Asur through a corporate reorganization of ITA, of which Mr. Chico owns 51%. Series B Shares may be tendered in the Mexican Offer only by book-entry transfer. If you hold Series B Shares in certificated form you may participate in the Mexican Offer by promptly contacting the Mexican Receiving Agent or a broker, dealer, bank, trust company, financial institution or other nominee (“Custodian”) who is a participant in the book-entry transfer system of Indeval and arrange for the holding by the Mexican Receiving Agent or by such Custodian of the Series B Shares on your behalf in book-entry form. In order for a book-entry transfer to constitute a valid tender of your Series B Shares in the Mexican Offer, the Mexican Receiving Agent must receive a properly completed and duly executed Acceptance Letter from your Custodian accepting the Mexican Offer prior to the expiration date of the Mexican Offer. The Acceptance Letter should be sent to its address located at Casa de Bolsa Credit Suisse (México), S.A. de C.V., Campos Elíseos 345, Piso 9, Chapultepec Polanco, 11560 Mexico, D.F., Mexico. The form Acceptance Letter has been prepared by the Mexican Receiving Agent and will be available to Custodians as of May 14, 2007 from the Mexican Receiving Agent at the above-mentioned address. Neither Purchaser nor the Mexican Receiving Agent will bear any responsibility for a failure to comply with the instructions contained in the Acceptance Letter submitted by the Custodians on behalf of their respective clients. In addition to the delivery of a properly completed and duly executed Acceptance Letter, the corresponding Custodian must transfer the Series B Shares into the account maintained by the Mexican Receiving Agent with Indeval before the Expiration Date.

Any issue relating to the form, validity (including hour of tender and transfer) and the acceptance for payment of the Series B Shares tendered pursuant to the Mexican Offer will be determined by Purchaser, at its sole discretion, and such determination shall be final and binding. Purchaser reserves the right to reject any tender of Series B Shares that in its opinion does not meet the requirements set forth in the Mexican Offer, as well as the right not to pay for Series B Shares that in the opinion of counsel to Purchaser may be considered illegal. In addition, Purchaser reserves the right to waive any irregularity or defect in the tendering of the Series B Shares. Purchaser will have no obligation, nor will the Mexican Receiving Agent, the U.S. Receiving Agent, the Information Agent, the Dealer Manager or any other person related with the Mexican Offer will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

The purchase price for the Series B Shares accepted for payment pursuant to the Mexican Offer will be paid in Mexican pesos. Holders of Series B Shares who wish to receive Mexican pesos for their Series B Shares instead of U.S. dollars, should have their Custodians tender their Series B Shares in the Mexican Offer.

ADS Letters of Transmittal, properly completed and duly signed, accompanied by ADRs, or in the event of book-entry deliveries, Agent’s Messages, evidencing the tendered ADSs, and all other required documents related to the tender of ADSs in the U.S. Offer should be delivered to the U.S. Receiving Agent. In order to tender by Guaranteed Delivery, prior to the expiration of the U.S. Offer, the U.S. Receiving Agent must receive from an eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of ADSs you are tendering and stating that the tender is being made by Notice of Guaranteed Delivery. These documents may be sent by overnight courier, registered or certified mail or (in the case of Notices of Guaranteed Delivery only) facsimile transmission.

The U.S. Receiving Agent for the U.S. Offer is:
The Bank of New York

By Mail:	For Notice of Guaranteed Delivery
The Bank of New York	(for Eligible Institutions only)
Tender & Exchange Department	By Facsimile Transmission:
P.O. Box 11248	212-815-6433
Church Street Station	To Confirm Facsimile Transmission Only:
New York, NY 10286-1248	212-815-6212

By Hand or Overnight Delivery

The Bank of New York
Tender & Exchange Department — 11 West
101 Barclay Street
Receive and Deliver Window — Street Level
New York, NY 10286

DELIVERY OF AN ADS LETTER OF TRANSMITTAL AND ANY CERTIFICATE OR AGENT’S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE IS NOT A VALID DELIVERY OF THE ADS LETTER OF TRANSMITTAL, CERTIFICATE OR AGENT’S MESSAGE.

The Acceptance Letter from the Indeval participant who tendered your Series B Shares into the Indeval account of Bancomer for the account of the U.S. Receiving Agent, evidencing the tendered Series B Shares, and all other required documents related to the Series B Shares in the U.S. Offer should be delivered to the U.S. Receiving Agent at the address above.

DELIVERY OF ANY ACCEPTANCE LETTER TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE IS NOT A VALID DELIVERY OF THE CONFIRMATION.

Questions or requests for assistance or additional copies of this Offer to Purchase, the ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone numbers set forth below. A holder of Securities also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent is:

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers Call (212) 440-9800
All Others Call Toll Free (866) 574-4079

The Dealer Manager is:

Credit Suisse Securities (USA) LLC
Eleven Madison Avenue
New York, New York 10010-3629
U.S.: (800) 318-8219
International: (212) 538-4581

The Exclusive Financial Advisors are:

Promecap, S.C.	Credit Suisse Securities (USA) LLC